Exhibit 10.1

CRUDE OIL SALES AGREEMENT

between

PDVSA-PETRÓLEO S.A.

and

NUSTAR MARKETING LLC

dated effective as of

March 1, 2008

Table of Contents

		Page #
Part I DEFINITIONS AND CONSTRUCTION		1

Article 1 Definitions		1
1.1	Definitions	1
1.2	Construction	7

Part II SPECIAL TERMS		7

Article 2 Purchase and Sale		7

Article 3 Quantity		7
3.1	Annual Contract Quantity	7
3.2	Monthly Contract Quantity	7

Article 4 Destination; No Resale to Third Parties		9
4.1	Utilization at the Refineries	9
4.2	Discharge Documentation	9

Article 5 Price; Adjustment of Price Mechanism		9
5.1	Price	9
5.2	Adjustment of Price Mechanism	9

Article 6 Limited Market Adjustment		10
6.1	Calculation of Limited Market Adjustment	10
6.2	Expiration of Limited Market Adjustment	11

Article 7 Underlifting		12

Article 8 Payment Terms		12
8.1	Currency, Time and Place of Payment; Overdue Payments	12
8.2	Contents of Invoices; Substantiating Documentation	13
8.3	Payment Expenses	13
8.4	Security for Payment	13
8.5	Suspension of Deliveries	14

Article 9 Duration		14
9.1	Term	14
9.2	Renewal	14

Part III STANDARD TERMS		14

Article 10 Arrival Procedures and Lifting		14
10.1	Lifting Program	14
10.2	Substitution of Vessels	17
10.3	Advice of ETA	17

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10.4	Notice of Readiness	17
10.5	Vessel Requirements; Security Regulations	18

Article 11 Loading Conditions; Demurrage		19
11.1	Berthing of Vessels; Commencement of Laytime	19
11.2	Shifting Loading Point of Vessels	20
11.3	Allowed Laytime	20
11.4	Adjustments to Laytime and Time on Demurrage	20
11.5	Demurrage	22
11.6	Buyer’s Liability for Delay and Damage	23

Article 12 Quantity Measurements		23
12.1	Determination of Quantity	23
12.2	Volume Corrections for Temperature	24
12.3	Conclusiveness of Measurements	25

Article 13 Quality		25
13.1	Determination of Quality	25
13.2	Analysis of Samples	25
13.3	NO WARRANTIES	26

Article 14 Delivery		26
14.1	Passage of Title	26
14.2	Port and Loading Expenses	26
14.3	Loading Port Regulations	26
14.4	Buyer’s Knowledge of Loading Port Facilities; Standard Procedures	26
14.5	Hazardous Warning Responsibility	27

Article 15 No Set-Off		27

Article 16 Notice of Claims		28

Article 17 Termination		28
17.1	Termination	28
17.2	Termination Not to Relieve Buyer of Obligations	29
17.3	Acceleration	29
17.4	Termination for an Insolvency Event	29
17.5	No Gifts	29
17.6	Other Rights and Remedies	29

Article 18 Confidentiality		30

Article 19 No Third-Party Beneficiaries; Assignment		30

Article 20 Force Majeure		31
20.1	Relief from Liability	31
20.2	Notice	31
20.3	Payment for Oil Sold and Delivered	31

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20.4	Obligation to Apportion	31
20.5	No Makeup of Deliveries Excused by Force Majeure	32
20.6	No Extension of Contract; Right to Terminate	32

Article 21 Dispute Resolution; Governing Law		32
21.1	Settlement by Arbitration	32
21.2	Governing Law	32
21.3	Buyer’s Waiver	32

Article 22 Representations and Warranties		32
22.1	Buyer Representations	32
22.2	Seller Representations	33

Article 23 Liquidated Damages and Limitation of Liability		34
23.1	Failure to Deliver Oil	34
23.2	Limitation of Liability	34

Article 24 Compliance with Law		35

Article 25 No Waiver; Cumulative Remedies		35

Article 26 Severability of Provisions		35

Article 27 Notices		36

Article 28 Satisfactory Documentation		36

Article 29 Merger		37
29.1	Exclusive Agreement	37
29.2	General Terms and Conditions	37

Article 30 Amendments and Waivers; Counterparts		37
30.1	Amendments and Waivers	37
30.2	Counterparts	37

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CRUDE OIL SALES AGREEMENT

This CRUDE OIL SALES AGREEMENT (“Agreement”) is entered into on March 19, 2008 and dated effective as of March 1, 2008, by and between PDVSA-Petróleo S.A., a corporation organized under the laws of the Bolivarian Republic of Venezuela (“Seller”), represented by Mr. Fernando Valera, Executive Director of Supply and Commerce, and NuStar Marketing LLC, a Delaware limited liability company (“Buyer”), represented by Mr. Curtis V. Anastasio, its Chief Executive Officer and President. Seller and Buyer may sometimes hereinafter be referred to individually as a “Party”, and, collectively, as the “Parties”.

RECITALS

WHEREAS, NuStar Asphalt Refining, LLC, a Delaware limited liability company and an affiliate of Buyer (“NAR”), has agreed to acquire from CITGO Asphalt Refining Company (“CARCO”) certain asphalt refineries located in Paulsboro, New Jersey and Savannah, Georgia (“Refineries”) pursuant to that certain Sale and Purchase Agreement, dated as of November 5, 2007, between CARCO and NAR (“SPA”);

WHEREAS, one of the conditions to NAR’s proceeding to a closing of the transactions contemplated by the SPA is the execution and delivery by Seller of this Agreement to supply crude oil to the Refineries during the term;

WHEREAS, Seller desires to sell and deliver to Buyer, and Buyer wishes to purchase and lift from Seller, crude oil for processing at the Refineries in accordance with the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and undertakings hereinafter set forth or referred to in this Agreement, the Parties hereby agree as follows:

PART I

DEFINITIONS AND CONSTRUCTION

Article 1

Definitions

1.1 Definitions. For purposes of this Agreement, the following terms, when capitalized, shall have the meanings indicated below:

(a)

“Affiliate” means with respect to another entity, any entity which, directly or indirectly, controls, is controlled by or is under common control with, such other entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means (i) the ownership, directly or indirectly, of at least 50% of the voting securities or other equity interests in such entity and/or

(ii) the right to determine management direction and policies of such entity, whether through majority representation on the applicable governing board or by contract;

(b)	“Aggregate Deliveries” shall have the meaning set forth in Article 23.1;

(c)	“Aggregate Nominated Volume” shall have the meaning set forth in Article 23.1;

(d)	“Agreed Laydays” shall mean the three-Day range for the arrival of a vessel set forth in an Agreed Lifting Program determined pursuant to Article 10.1;

(e)	“Agreed Lifting Program” shall mean a final lifting program for a Month determined pursuant to Article 10.1;

(f)	“Agreement” shall mean this Crude Oil Sales Agreement, including this Part I, the Special Terms contained in Part II hereof, the Standard Terms contained in Part III hereof, and all Exhibits attached hereto, as the same may be amended, modified or supplemented from time to time;

(g)	“All Fast” shall mean such time as a vessel is completely moored at the cargo transfer point with gangway down and secured;

(h)	“Allowed Laytime” shall mean the period of time which Seller shall be allowed, in accordance with Article 11.3, to complete the loading of a vessel without incurring demurrage;

(i)	“Annual Accounting” shall have the meaning set forth in Article 23.1;

(j)	“Annual Contract Quantity” shall have the meaning set forth in Article 3.1;

(k)	“API” shall mean the American Petroleum Institute;

(l)	“API-MPMS” shall have the meaning set forth in Article 12;

(m)	“ASBA” shall mean the Association of Ship Brokers and Agents;

(n)	“Asphalt Season” shall mean the period comprised of the Asphalt Season Months of any Year;

(o)	“Asphalt Season Months” shall mean the calendar months of March, April, May, June, July, August and September;

(p)	“ASTM” shall mean the American Society for Testing and Materials;

(q)	“Barrel” shall mean a quantity of crude oil equal to forty-two (42) Gallons;

(r)	“Banking Day” shall mean any Day other than Saturday, Sunday or a Day on which banking institutions in New York, New York, United States are authorized or required by law to close;

(s)	“BCF 13” shall mean crude oil of the Bachaquero BCF-13 type, typically having characteristics within the ranges specified in Exhibit 1;

(t)	“Boscán” shall mean crude oil of the Boscán type, typically having characteristics within the ranges specified in Exhibit 1;

(u)	“Business Day” shall mean any Day other than Saturday, Sunday or any national holiday in Venezuela;

(v)	“Buyer” shall have the meaning set forth in the Preamble to this Agreement;

(w)	“CARCO” shall have the meaning set forth in the Preamble to this Agreement;

(x)	“Cargo” shall mean a cargo of Oil to be sold by Seller and loaded by Buyer into one of its vessels during any Lifting Month;

(y)	“Contract Year” shall mean, except with respect to the First Contract Year and the Final Contract Year, a Year;

(z)	“Credit” shall have the meaning set forth in Article 6.1(c);

(aa)	“Cumulative Net Surplus” means the sum of all Quarterly Surpluses less the sum of all Quarterly Deficits since the commencement date of the Agreement;

(bb)	This paragraph (bb) is intentionally left blank;

(cc)	“Day” shall mean a calendar day;

(dd)	“Deliveries” shall have the meaning set forth in Article 23.1;

(ee)	“Defaulting Party” shall have the meaning set forth in Article 17.4;

(ff)	“ETA” shall mean estimated time of arrival;

(gg)	“Final Contract Year” shall mean the period commencing on January 1 of the Year in which the later of the expiration of the Initial Term or the last Renewal Term of this Agreement occurs and ending on the anniversary date of this Agreement occurring in such Year;

(hh)	“First Contract Year” shall mean the period commencing on the date of this Agreement and ending on December 31, 2008;

(ii)	“FOB” shall have the meaning ascribed to such term in Incoterms (2000 edition), published by the International Chamber of Commerce; provided, however, that, in the event of any conflict between the provisions of the Incoterms definition and this Agreement, the provisions of this Agreement shall apply;

(jj)	Formula Price” shall have the meaning set forth in Article 6.2(a);

(kk)	“Force Majeure” shall have the meaning set forth in Article 20.1;

(ll)	“Gallon” shall mean a unit of volume, measured at 60°F (equivalent to 15.56°C), equal to 231 cubic inches or 3.7853 liters;

(mm)	“General Terms and Conditions” shall mean the Ministry’s General Terms and Conditions for PDVSA FOB Crude Oil Sales (November 2006) attached hereto as Exhibit 6, as the same may be modified as provided herein;

(nn)	“ICC Rules” shall have the meaning set forth in Article 21.1;

(oo)	“Investment Grade” shall mean a rating of (i) BBB- or higher by Standard and Poor’s Rating Services, (ii) Baa3 or higher by Moody’s Investors Service, Inc. and (iii) BBB- or higher by Fitch Ratings, Ltd. (or, if any such agency changes its rating system, the equivalent successor rating applied by such agency at the time in question);

(pp)	“Governmental Mandate” shall have the meaning set forth in Article 20.1;

(qq)	“Initial Term” shall have the meaning set forth in Article 9.1;

(rr)

“Insolvency Event” shall mean that an entity (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) (A) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation and such proceeding either (1) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (2) is not dismissed, discharged, stayed or restrained in each case within sixty (60) Days of the institution or presentation thereof; (v) passes a resolution for its winding-up or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of a receiver, bankruptcy trustee, custodian or other similar official for it or for all or substantially all its assets; or (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied or enforced on or against all or substantially all its assets; provided that such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) Days thereafter;

(ss)	“ISPS Code” shall have the meaning set forth in Article 10.5.2(d);

(tt)	“Letter of Credit” shall have the meaning set forth in Article 8.4;

(uu)	“Lifting Month” shall mean the Month for which a Cargo is programmed for lifting;

(vv)	“Limited Market Adjustment” shall have the meaning set forth in Article 6.1(a);

(ww)	“Loading Point” (either standing alone or as part of another defined term) shall mean a terminal, berth, jetty, buoy, dock, anchorage, sea terminal, mooring, submarine loading line, or any other place, including alongside lighters or other vessels, where a vessel can be loaded;

(xx)	“Loading Port” shall mean any of Seller’s Loading Points located at Puerto Miranda, La Salina and Bajo Grande;

(yy)	“MBD” shall mean a thousand Barrels per Day;

(zz)	“Ministry” shall mean the Ministerio del Poder Popular para la Energía y Petróleo of Venezuela;

(aaa)	“Month” shall mean a calendar month;

(bbb)	“Monthly Contract Quantity” shall have the meaning set forth in Article 3.2;

(ccc)	“NAR” shall have the meaning set forth in the Preamble to this Agreement;

(ddd)	“Nominated Volume” shall have the meaning set forth in Article 23.1;

(eee)	“Non-Affiliated Buyer Purchases” shall have the meaning set forth in Article 6.2(a);

(fff)	“Non-Defaulting Party” shall have the meaning set forth in Article 17.4;

(ggg)	“NOR” shall have the meaning set forth in Article 10.4;

(hhh)	“Oil” shall mean Venezuelan crude oil of the types specified in Exhibit 1;

(iii)	“P&I Club” shall mean a maritime protection and indemnity mutual insurance company;

(jjj)	“Parties” shall mean Seller and Buyer, which may sometimes hereinafter be referred to individually as a “Party” and collectively as the “Parties”;

(kkk)	“Quarter” means any period of three consecutive Months commencing January 1, April 1, July 1 or October 1 of any Year;

(lll)	“Quarterly Deficit” means, with respect to any Quarter, the amount, if any, by which the Formula Price is less than the Maya parity price calculated in accordance with Exhibit 4;

(mmm)	“Quarterly Surplus” means, with respect to any Quarter, the amount, if any, by which the Formula Price exceeds the Maya parity price calculated in accordance with Exhibit 4;

(nnn)	“Ratings Agencies” shall mean Standard and Poor’s Rating Services, Moody’s Investors Service, Inc. and Fitch Ratings, Ltd.;

(ooo)	“Refineries” shall have the meaning set forth in the Preamble to this Agreement;

(ppp)	“Renewal Term” shall have the meaning set forth in Article 9.2;

(qqq)	“S & W” shall mean sediments and water;

(rrr)	“Security Regulations” shall have the meaning set forth in Article 10.5.2(d);

(sss)	“Seller” shall have the meaning set forth in the Preamble to this Agreement;

(ttt)	“Specified Loading Port” shall mean a Loading Port specified in an Agreed Lifting Program;

(uuu)	“SPA” shall have the meaning set forth in the Preamble to this Agreement;

(vvv)	“Storage Facility” shall have the meaning set forth in Article 6.1(b);

(www)	“United States” or “U.S.” shall mean the United States of America;

(xxx)	“U.S. Dollars” or “U.S.$” and “cents” shall mean the lawful currency of the United States of America;

(yyy)	“Venezuela” shall mean the Bolivarian Republic of Venezuela;

(zzz)	“Worldscale” shall mean, at any relevant time under this Agreement, the applicable standard freight rate stated in the most recent edition of the New Worldwide Tanker Nominal Freight Scale jointly published by Worldscale Association (London) Limited and Worldscale Association (NYC) Inc., expressed in U.S. dollars per metric ton for the route specified;

(aaaa)	“Worldscale Assessment” shall mean, at any relevant time under this Agreement, the current assessment published in the most recent edition of Platt’s Oilgram Price Report, under the table representing “Dirty” cargoes of 50,000 metric ton size for Caribbean to U.S. Gulf Coast routes, in the column labeled “WS”; and

(bbbb)	“Year” shall mean a calendar year.

1.2 Construction. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement. Unless otherwise specified, all references herein to Parts, Articles and Exhibits are to the Parts, Articles and Exhibits of this Agreement. The terms “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to the particular Part, Article or Exhibit in which such term appears.

PART II

SPECIAL TERMS

Article 2

Purchase and Sale

Subject to and in accordance with the terms and conditions of this Agreement, Seller shall sell and deliver, and Buyer shall purchase and lift, Oil of the Boscán type and the Bachaquero BCF-13 type, each having the typical characteristics set forth on Exhibit 1 and in the quantities set forth on Exhibit 2.

Article 3

Quantity

3.1 Annual Contract Quantity. Except as performance may be expressly excused in accordance with this Agreement, in each Contract Year Seller shall sell and deliver, and Buyer shall purchase and lift, an aggregate quantity of Oil equal to seventy-five thousand (75,000) Barrels times the number of Days in such Contract Year, apportioned between Barrels of Oil of the Boscán type and the BCF-13 type as set forth in Exhibit 2 (the “Annual Contract Quantity”), subject to an annual tolerance of three hundred twenty-five thousand (325,000) Barrels for each such grade of Oil; provided that, with respect to the First Contract Year and the Final Contract Year, the annual tolerance shall not be prorated for such partial Year periods.

3.2 Monthly Contract Quantity. In satisfaction of Buyer’s obligation to purchase and lift, and Seller’s obligation to sell and deliver, the Annual Contract Quantity (except as performance may be expressly excused in accordance with this Agreement) during each Month of each Contract Year, Seller shall sell and deliver, and Buyer shall purchase and lift, such number of Barrels of Oil of the Boscán and BCF-13 type as set forth in Exhibit 2 in respect of such Month (the “Monthly Contract Quantity”), subject to the following exceptions:

(a) an operational tolerance of five percent (5%) on each Cargo of Oil Buyer is scheduled to lift due to conditions at the Loading Port or affecting the vessel utilized by Buyer;

(b) notwithstanding Buyer’s obligations under Article 10.1.5 to minimize deadfreight in developing the Agreed Lifting Program for any Month and solely for the purpose of eliminating deadfreight, Seller shall at its option:

(i)	permit Buyer to overlift the amount required to accept all vessels as proposed by Buyer in its Lifting Program for such Month; it being understood that Seller shall have no obligation to permit an overlifting in any Month greater than 250,000 Barrels of Boscán and 325,000 Barrels of BCF-13; or

(ii)	defer lifting for the last vessel to the first ten (10) Days of the immediately subsequent Month; or

(iii)	specify a short load for the last vessel of either or both types of Oil to limit deliveries in such Month to a level at or above the Monthly Contract Quantity;

provided that: (A) if Seller selects clause (i) above, the resulting quantity overlifted shall be subtracted from the Monthly Contract Quantity for the immediately subsequent Month; (B) if Seller selects clauses (ii) or (iii) above, the resulting quantity underlifted shall be added to the Monthly Contract Quantity for the immediately subsequent Month; and (C) if Seller selects clause (iii) above, Buyer shall present a claim for reimbursement to Seller, and notwithstanding any provision herein to the contrary, Seller shall reimburse Buyer for the allocable portion of deadfreight cost based on the unit cost of freight for the subject vessel and Buyer’s proposed lifting volume applied to the short-loaded volume;

(c) notwithstanding the foregoing clauses (a) and (b) to the contrary, solely in respect of the first Month of the First Contract Year, Buyer shall have the option to nominate a Monthly Contract Quantity with a tolerance of thirty percent (30%) for each grade of Oil to enable Buyer to offset any Oil inventory surplus or shortfall at the Refineries.

In the event Buyer overlifts or underlifts the Monthly Contract Quantity in a given Month as a result of any of the exceptions set forth in clauses (a) or (b) above, Buyer shall accumulate and apply the net amount of such overlifted or underlifted quantity toward the Monthly Contract Quantity to be lifted in any subsequent Month.

Article 4

Destination; No Resale to Third Parties

4.1 Utilization at the Refineries. The Oil to be sold by Seller to Buyer is intended to be utilized by Buyer at the Refineries. No Cargo purchased by Buyer under this Agreement may be shipped to any other facility except:

(a) a facility utilized by Buyer for storage of Oil;

(b) a facility with which Buyer has an arrangement to process such Cargo and receive all refined products produced therefrom;

(c) any other U.S. refinery owned by Buyer or its Affiliates; provided, however, that, any delivery to such other U.S. refinery shall not relieve Buyer or its Affiliates from any of its obligations to lift, or receive delivery of, the full quantity of crude oil required to be lifted or received from Seller under any other long-term supply arrangement for such refinery. In the event that Buyer shall deliver any Cargo of Oil purchased from Seller hereunder to any other refinery within Buyer’s or its Affiliate’s U.S. refining system which is located in a geographic market other than that in which the Refineries are located, the prices determined pursuant to the provisions of Exhibit 3 shall be the Seller’s prices applicable for deliveries in such other geographic market; or

(d) with respect to any Cargo lifted by Buyer, any facility with the express written consent of Seller having been first obtained, which consent shall not be unreasonably withheld if it is requested in connection with an event described in Article 20.1.

Buyer shall not resell any Oil purchased under this Agreement to any Person not an Affiliate of Buyer.

4.2 Discharge Documentation. Upon Seller’s request, Buyer shall provide, for any Cargo of Oil delivered hereunder, a discharge certificate, which may consist of: (a) an independent inspector’s certificate of discharge, (b) a customs fees receipt or other government document evidencing the port in which the Cargo of Oil was discharged, (c) the exemption from customs fees at the port of discharge or (d) any other document that Seller deems an appropriate substitute for the foregoing.

Article 5

Price; Adjustment of Price Mechanism

5.1 Price. The price for each type of Oil to be sold by Seller and purchased by Buyer hereunder shall be determined in accordance with the provisions of Exhibit 3, as adjusted by the Limited Market Adjustment determined in accordance with the provisions of Article 6 and Exhibit 4.

5.2 Adjustment of Price Mechanism. Seller shall have the right at any time and from time to time, based on (i) discontinuance of the published market markers in the pricing formulas set forth in Exhibit 3 or the Limited Market Adjustment set forth in Exhibit 4, (ii) changes in circumstances which make the applicability of the published market markers in the pricing formula or the Limited Market Adjustment inconsistent with a competitive market-based pricing formula, or (iii) changes in the quality of one or more types of Oil, to notify Buyer that it wishes to adjust or amend the pricing provisions of Exhibit 3 and/or the Limited Market Adjustment in Exhibit 4 with the objective of ensuring that the price of Oil reflects market conditions for similar crude oils. Seller’s notice shall state the proposed effective date thereof, which shall be no earlier than thirty (30) Days after the date of its notice; provided, however, that the succeeding provisions of this Article 5.2 shall only apply if such proposed adjustment or amendment is applicable to Seller’s publicly announced pricing formula for deliveries of Oil destined for ports in the United States and that the new price shall not apply to Oil already nominated by Buyer. Buyer shall then have thirty (30) Days in which to accept or reject such proposed changes. If Buyer accepts Seller’s proposal or does not notify Seller within such thirty (30) Day period that it rejects Seller’s proposal, then the provisions of Exhibit 3 and/or Exhibit 4 shall be deemed amended in accordance with Seller’s proposal as of the effective date specified in Seller’s notice. If Buyer rejects Seller’s proposal, then the provisions of Exhibit 3 and/or Exhibit 4 shall remain in effect and unchanged; provided, however, that Seller shall have the right to submit the matter to arbitration pursuant to Article 21.1. In such arbitration, each Party shall submit its proposed alternative pricing mechanism, and the arbitration panel shall determine the appropriate adjustments, if any, to be made to the pricing formulas and/or the Limited Market Adjustment as of the effective date specified in Seller’s notice.

Article 6

Limited Market Adjustment

6.1 Calculation of Limited Market Adjustment.

(a) For each Quarter during the Initial Term, Seller shall set off and deduct, and Buyer shall receive a credit and reduction for, an amount equal to (a) the difference, if any, between (i) the price per Barrel of Oil charged by Seller with respect to each Cargo of Oil lifted during such Quarter calculated in accordance with Exhibit 3 and (ii) the price per Barrel of Oil calculated in accordance with Exhibit 4, multiplied by (b) the respective quantities of Boscán Oil and BCF-13 Oil delivered to the Refineries with respect to each such Cargo of Oil. Such setoff, deduction, credit and reduction is referred to herein as the “Limited Market Adjustment,” and each Limited Market Adjustment shall be determined and applied in accordance with clause (b) below; it being understood that any Cargo of Oil not delivered to either of the Refineries shall be disregarded for purposes of the Limited Market Adjustment.

(b) In the event that Buyer shall deliver any Cargo of Oil to any storage facility (“Storage Facility”) for subsequent redelivery to a Refinery, upon the redelivery of such Cargo to a Refinery, such Cargo shall, for purposes of calculating the Limited Market Adjustment, if any, applicable to such Quarter, be deemed to have been delivered to a Refinery in the Quarter within which such redelivery occurs and the prices to be used shall be the prices applicable at the time of the original purchase.

(c) To the extent that, at any time, the sum of all Quarterly Surpluses exceeds the sum of all Quarterly Deficits less any previous Credits (as defined below) by more than U.S.$10 Million, Buyer shall receive a credit (each, a “Credit”) against the purchase price of Boscán Oil or BCF-13 Oil delivered to the Refineries or any Storage Facility in the succeeding Quarter equal to the amount by which the Cumulative Net Surplus, less previous Credits, exceeds U.S.$10 Million, applied at the rate of U.S.$5.00 per Barrel beginning with the first Barrel delivered in such succeeding Quarter.

(d) Within ten (10) Days after each Quarter during the Initial Term, Buyer shall provide to Seller a detailed report including (i) the calculation of the Limited Market Adjustment for the preceding Quarter in accordance with Exhibit 4, and (ii) the calculation of any Credit for such Quarter. Within ten (10) Days after receipt of such report, Seller shall notify Buyer of any claimed discrepancy therein and any proposed amendment thereto; it being understood that the Parties shall, in such event, undertake in good faith to resolve such discrepancy promptly and in any event prior to the issuance of the first invoice for Oil delivered in such Quarter.

(e) For purposes of calculating any Limited Market Adjustment as well as for purposes of applying any Credit, Oil shall be considered to have been delivered to a Refinery or a Storage Facility on the Day on which the bill of lading for the Cargo in question was issued at the Loading Port, as reflected in such bill of lading.

(f) To the extent that, at the expiration of the Initial Term, the sum of all Quarterly Surpluses exceeds the sum of all Quarterly Deficits less any previous Credits (irrespective of the U.S.$10 Million threshold specified in clause (b) above), such difference, if any, shall be paid in cash by Seller to Buyer or delivered in Oil at the price provided under this Agreement, at the option of Seller, in either case within thirty (30) Days after expiration of the Initial Term.

(g) Any outstanding Credit owing to Buyer shall accrue interest at a per annum rate equal to one percent (1%) above the prime rate in effect from time to time as announced by Citibank, N.A. at its principal office in New York, New York, United States, calculated from the last Day of the Quarter in which such Credit arises until the bill of lading date for the Cargo of Oil to which such Credit is applied.

6.2 Expiration of Limited Market Adjustment.

(a) The Limited Market Adjustment clauses set out above will be deemed to have lapsed once the average volume of Seller’s export sales of heavy crude oils (i.e., crude oils with an API gravity less than 13 degrees and a sulfur content greater than 2.5% by weight) subject to the formula price for each of Boscán Oil or BCF-13 Oil set forth in Exhibit 3 (“Formula Price”) for deliveries into the US Gulf Coast, the US East Coast and the Caribbean to non-Affiliated buyers other than Buyer exceeds 60,000 BPD for a period of fourteen (14) consecutive Asphalt Season Months, based on contracts with an average of two (2) or more different customers during the same period provided that (i) such non-Affiliated buyers purchase crude oil from Seller at the Formula Price on a spot basis or pursuant to contracts under which they have the right to terminate upon prior notice of ninety (90) Days or less, (ii) the Formula Price applicable to such non-Affiliated buyers does not include a price protection clause and (iii) any purchases of crude oil by Buyer from Seller pursuant to spot or term agreements in excess of the Annual Contract Quantity shall be deemed to be purchases by non-Affiliated buyers for purpose of (i) and (ii) above (“Non-Affiliated Buyer Purchases”). Seller shall report periodically to Buyer on the average volume of crude oil sold under the Formula Price to such non-Affiliated buyers and shall provide written confirmation to Buyer when such average daily volume conditions have been met.

(b) In the event that, after the Limited Market Adjustment mechanism is deemed to have lapsed, (i) during any six (6) month period, the average volume of Seller’s export sales of heavy crude oils (i.e., crude oils with an API gravity less than 13 degrees and a sulfur content greater than 2.5% by weight) for deliveries into the US Gulf Coast, the US East Coast and the Caribbean to non-Affiliated buyers (including Non-Affiliated Buyer Purchases) other than Buyer at the Formula Price on a spot basis or pursuant to term supply contracts under which such buyers have the right to terminate upon prior notice of ninety (90) Days or less is less than 20,000 BPD, or (ii) the average number of such non-Affiliated buyers of crude oil at the Formula Price (other than Buyer) has been less than two (2) per Asphalt Season, then Seller and Buyer will agree on such alternative pricing mechanism as may be necessary to meet the objective that the price of Oil be market-related in parity with crude oil of the Maya type.

Article 7

Underlifting

Buyer acknowledges that its commitment to purchase the Annual Contract Quantity in each Year is an essential term of this Agreement. Except as otherwise provided in this Agreement and subject to the provisions of Article 20, if, in any Lifting Month, Buyer fails to lift any Cargo scheduled to be lifted during such Lifting Month, Seller shall have the right to recover its damages for Buyer’s breach of its lifting obligation. Notwithstanding the foregoing provisions of this Article 7, Buyer shall not be required to lift, nor be subject to any liability for lifting less than, the Monthly Contract Quantity in any Month if and to the extent that:

(a) such underlifting is due to demonstrated operational reasons concerning only the Loading Ports or the vessels involved and does not in any event exceed ten percent (10%) of the Monthly Contract Quantity for such Month;

(b) such underlifting comes as a consequence of Buyer performing remedial work (whether planned or unplanned) or an annual turnaround at the Refineries, or either of them, provided that Buyer notifies Seller of any planned turnaround at least ninety (90) Days prior to the Month in which the turnaround is planned and of any planned remedial work as soon as reasonably possible;

(c) such underlifting is the result of Buyer decreasing inventories of Oil at the Refineries, or either of them, having previously increased such inventories by lifting in excess of the Monthly Contract Quantity due to increased risk of weather-related interruption of supply; or

(d) such underlifting is due to an underdelivery by Seller.

Article 8

Payment Terms

8.1 Currency, Time and Place of Payment; Overdue Payments. Buyer shall make all payments required to be made by it under this Agreement in immediately available U.S. Dollars, without any discount or deduction whatsoever, by wire transfer to such account at such bank as may be designated by Seller from time to time. Payments in respect of Oil sold and delivered shall be made within thirty (30) Days after the date of the bill of lading therefor (bill of lading date excluded). All other payments to Seller shall be made fifteen (15) Days after presentation by Seller of a written demand setting forth the provisions of this Agreement giving rise to the payment obligation, the nature of such obligation, and the amount thereof. If any payment hereunder is due on a Day which is not a Banking Day, such payment shall be due on the immediately following Banking Day. In the event that Buyer fails to make any payment when due, then, to the extent permitted by applicable law and without prejudice to the application of any other provision hereof or to any other remedy provided to Seller under this Agreement or otherwise (including, without limitation, Articles 8.4 and 8.5), interest shall accrue daily on the amount of the overdue payment, commencing on the date such payment was due, at a rate per annum equal to one percent (1%) above the prime rate in effect from time to time as announced by Citibank, N.A. at its principal office in New York, New York, United States; it being understood and agreed that each change in the prime rate shall take effect on the Day on which such change is announced by Citibank, N.A. Interest shall be computed for the actual number of Days elapsed on the basis of a year consisting of three hundred sixty (360) Days, payable on demand.

8.2 Contents of Invoices; Substantiating Documentation. Each invoice shall set forth at least the following information: (a) the date(s) of delivery in respect of which the invoice is rendered; (b) the Loading Point(s) for such delivery; (c) the volume of the delivery stated in Barrels; and (d) the purchase price for each type of Oil comprising the delivery, and the terms of payment. Upon request, each Party shall furnish to the other Party all available substantiating documents incident to the delivery, including a satisfactory source document for each volume delivered during any Month. The source documents shall state at least the volume, type and quality of Oil delivered and method of measurement, the corrected API gravity, temperature, and S & W content.

8.3 Payment Expenses. Buyer shall bear all expenses and bank charges in connection with any payments made to Seller under this Agreement, including, without limitation, any costs of establishing and obtaining confirmation of a Letter of Credit referred to in Article 8.4.

8.4 Security for Payment. If at any time (i) Buyer fails to make any payment required to be made by it hereunder when and as the same shall become due and payable, (ii) Buyer defaults in any of its material obligations under this Agreement, or (iii) the senior unsecured long-term debt securities of Buyer for which there is no recourse to or credit enhancement from any party other than NuStar Energy L.P. or its subsidiaries is rated below Investment Grade by at least two of the three Ratings Agencies, then Seller shall have the right to require Buyer (at Buyer’s option) to purchase Oil or make other payments required hereunder by advance payment of immediately available funds or by posting of an irrevocable documentary or standby letter of credit (“Letter of Credit”); provided, however, that any such advance payment or Letter of Credit shall no longer be required, and if outstanding, it shall be promptly returned by Seller, when and if such debt securities are rated Investment Grade or better by at least two of the three Ratings Agencies. The amount of the advance payment or Letter of Credit shall be equal to Seller’s reasonable estimate of the value of Oil, calculated in accordance with Exhibit 3, for which the advance payment or a Letter of Credit is provided (which may be, at Seller’s discretion, for a particular shipment or for some or all shipments in a Month, plus ten percent (10%)), and paid or posted not later than seven (7) Business Days prior to the first Day of the Agreed Laydays. Any such Letter of Credit shall be opened or confirmed by an international bank having a net asset value of not less than Two Hundred Fifty Million U.S. Dollars (U.S.$250,000,000) and such Letter of Credit shall be otherwise satisfactory in form and substance to Seller.

8.5 Suspension of Deliveries. Without prejudice and in addition to any of Seller’s rights under Article 17 or otherwise, if Buyer fails to make any undisputed payment required to be made by it hereunder when the same shall become due and payable or fails to make an advance payment or post a Letter of Credit as required in accordance with Article 8.4, then Seller shall have the right at its sole discretion to suspend further deliveries of Oil until Buyer makes the required payment, together with any accrued interest thereon, or posts a Letter of Credit as required by Seller in accordance with Article 8.4.

Article 9

Duration

9.1 Term. The term of this Agreement shall commence on the date hereof and shall continue in full force and effect until the seventh (7th) anniversary date of this Agreement, (“Initial Term”).

9.2 Renewal. This Agreement shall be renewed for successive two (2) Year terms after the Initial Term (each, a “Renewal Term”), unless earlier terminated by a Party in accordance with the provisions of this Agreement. Either Party may terminate the Agreement at the end of the Initial Term or any Renewal Term by delivering written notice of termination at least one (1) year prior to the last Day of the Initial Term or to the Renewal Term in question.

PART III

STANDARD TERMS

Article 10

Arrival Procedures and Lifting

10.1 Lifting Program.

10.1.1 Not later than thirty five (35) Days prior to the beginning of the next programmed Lifting Month, Buyer shall furnish Seller with a proposed lifting program for such Lifting Month, specifying the following:

(a) a Specified Loading Port for each delivery requested for such Lifting Month;

(b) a three-Day period for the arrival of each vessel;

(c) each type of Oil to be lifted by Buyer’s vessels;

(d) the number of Cargos to be lifted and the quantity and type of Oil comprising each Cargo;

(e) the port of discharge of each Cargo;

(f) in respect of the lifting program for the previously programmed Lifting Month, (i) the name, size and dimensions of each vessel designated for lifting during such Lifting Month, together with the completed vetting information required by Seller for each such vessel; (ii) the names of the vessel’s agent and Buyer’s representative, and the vessel’s P&I Club, which shall be a member of the International Group of P&I Clubs; (iii) documentation instructions; (iv) the time required for deballasting (if any, but which, in any event, shall not exceed six hours); (v) the distribution of the Oil to be loaded (e.g., commingled or segregated); (vi) the name of the proposed independent inspector; and (vii) for at least the last ten (10) loading operations for crude oil for each nominated vessel, the volume loaded as measured on shore in shore tanks or by flow meters and the corresponding volume loaded as measured on board, such volume to be evidenced by documentation (including ullage and innage reports and onboard quantity and slop certificates) satisfactory to Seller; and

(g) an estimate of the volumes of the types of Oil that Buyer desires to purchase during the three (3) Lifting Months following such Lifting Month.

If Buyer does not furnish Seller with a proposed lifting program complying with the requirements of this Article 10.1.1 for the following Lifting Month within the period specified above, Buyer shall be required to accept the lifting program for such Lifting Month established by Seller.

Not later than thirty-five (35) Days prior to the beginning of the first programmed Lifting Month of each Contract Year, Seller shall provide Buyer with a list of objective vetting criteria in respect of vessels acceptable to Seller during such Contract Year. Buyer shall obtain completed vetting information for each vessel nominated by Buyer and submit the same to Seller in accordance with Article 10.1.1(f). Seller shall have the absolute right to reject any vessel nominated by Buyer that does not satisfy Seller’s objective vetting criteria.

10.1.2 If the name of a vessel is not known at the time the proposed lifting program for the following Lifting Month is furnished to Seller, Buyer shall notify Seller of such name and other data referred to in Article 10.1.1(f) as soon as possible, but in any event not later than seven (7) Business Days prior to the first Day of the Agreed Laydays for the unspecified vessel. Seller may reject Buyer’s vessel nomination in the event such vessel does not satisfy Seller’s objective vetting criteria, in which case Buyer shall take immediate action to nominate another vessel acceptable to Seller. If the Parties do not reach agreement on nomination of another vessel at least five (5) Business Days prior to the first Day of the Agreed Laydays, Seller shall have the right to cancel that lifting without prejudice to any and all other rights Seller has under this Agreement and without prejudice to Seller’s claim for any losses or expenses caused by Buyer’s failure to nominate an acceptable vessel. If Seller, at its sole option, elects nevertheless to load a vessel agreed on less than five (5) Business Days prior to the first Day of the Agreed Laydays, the loading of the vessel shall be subject to berth, jetty, buoy, loading platform and loading system availability, as applicable. In no event shall laytime or time on demurrage be charged to Seller for delays incurred because the Parties have not agreed on a vessel within five (5) Business Days prior to the first Day of the Agreed Laydays.

10.1.3 Seller shall be deemed to have accepted Buyer’s proposed lifting program for the following Lifting Month unless Seller has notified Buyer of alterations thereto at least fifteen

(15) Days prior to the beginning of such Lifting Month. Notwithstanding any provision herein to the contrary, so long as Buyer’s proposed lifting program for such Lifting Month nominates a quantity of Oil conforming to the Monthly Contract Quantity, as such quantity may be adjusted pursuant to Article 7 and Article 20, and subject to the exceptions set forth in Article 3.2, Seller shall not alter the quantities of Oil described in Buyer’s proposed lifting program. Seller shall in any event notify Buyer within such time period of the Specified Loading Port to be used by Buyer’s vessels, to be narrowed to a specific Loading Point not less than five (5) Days prior to the first Day of the Agreed Laydays (subject to adjustment as provided in Article 10.1.4) and the name(s) of the independent inspector(s) proposed by Buyer and accepted by Seller for purposes of Article 12 and Article 13. If Seller timely notifies Buyer of alterations to the lifting program, Buyer shall be deemed to have agreed to those alterations unless, within five (5) Days after Buyer’s receipt of Seller’s notice, Buyer requests Seller to reconsider such alterations. Seller’s decision following any such reconsideration shall be final and binding on both Parties. If Seller notifies Buyer that it objects to an independent inspector nominated by Buyer, the Parties shall designate another independent inspector by mutual agreement. The lifting program as finally determined pursuant to the provisions of Article 10.1 for any Lifting Month is referred to herein as the “Agreed Lifting Program” for such Lifting Month, and the three (3) Day range for the arrival of any vessel contained in any Agreed Lifting Program is referred to herein as the “Agreed Laydays” for such vessel.

10.1.4 Seller may notify Buyer that any vessel scheduled in an Agreed Lifting Program shall load the Oil at a Loading Point in the Specified Loading Port different from the Loading Point previously specified pursuant to Article 10.1.3 or shall load the Oil at two (2) Loading Ports, provided that such notice is given by Seller (a) at least seventy-two (72) hours prior to the ETA of such vessel, if Buyer has notified Seller of an ETA falling within or after its Agreed Laydays, or (b) at least seventy-two (72) hours prior to the first Day of the Agreed Laydays, if Buyer has notified Seller of an ETA which is earlier than the first Day of the Agreed Laydays. Seller shall not be liable for any charges or expenses incurred by Buyer, including, but not limited to, deviation, as a result of a shift from one Loading Point to another, or the specification of two (2) Loading Ports; provided, however, if Seller exercises its option to change a previously declared Loading Point or to load at two (2) Loading Ports, (i) Buyer shall be compensated by Seller for any time by which the steaming time to the Loading Port(s) or Point(s) to which a vessel is finally ordered exceeds that which would have been taken if vessel had been ordered to proceed to such Port(s) or Point(s) in the first instance at the deviation rate per running Day and pro rata for a part thereof; and (ii) Seller shall pay for extra bunkers consumed during excess time at documented actual replacement cost at the port where bunkers are next taken, less a credit for daily in port fuel consumption during any period of waiting.

10.1.5 Buyer, taking into account Loading Port constraints, shall use commercially reasonable efforts to nominate vessels and schedule liftings so as to avoid deadfreight. Any deadfreight incurred as a result of Buyer’s nomination of a vessel whose dimensions are larger than those required to transport the Cargo it is scheduled to lift pursuant to Article 10.1.1 shall be for the sole account of Buyer, and Seller shall have no liability therefor by reason of its acceptance of Buyer’s nomination. In the event that Buyer has a claim against Seller for deadfreight expenses incurred as a result of an underdelivery by Seller, subject to the operational tolerance set forth in Article 3.2 and any event of Force Majeure under Article 20 Buyer shall present such claim in accordance with Article 16.

10.1.6 In working toward each Agreed Lifting Program, the Parties shall cooperate with one another and exercise commercially reasonable efforts to achieve the objective that Oil be nominated, delivered and lifted on a ratable basis, taking into consideration turnarounds, planned and unplanned maintenance, and other operational considerations at the Loading Ports and the Refineries. In the event of scheduled maintenance turnarounds at the Refineries, Buyer will give Seller not less than ninety (90) Days prior written notice of such scheduled maintenance turnaround, and will use commercially reasonable efforts to re-route the volumes affected by the reduced processing capacity of the Refineries to other refineries within Buyer’s U.S. domestic refining system or otherwise redirect such volumes in accordance with Article 4.1 of this Agreement. The Parties will cooperate in good faith to make up for any deliveries of Oil not purchased by Buyer during the turnaround period; provided, however, that Seller shall have no obligation to make up for the volumes of Oil not purchased and delivered during such turnaround period.

10.2 Substitution of Vessels. Buyer shall be entitled to substitute another vessel for any vessel designated in an Agreed Lifting Program; provided, however, that the substitute vessel shall have substantially the same characteristics (including carrying capacity) as the vessel previously nominated and accepted pursuant to Article 10.1 and shall meet the requirements for vessels loading at the particular Loading Port involved; and provided, further, that Buyer shall give Seller notice of the substitution not less than ninety-six (96) hours prior to the first Day of the Agreed Laydays for the substituted vessel and shall then provide all of the information specified in Article 10.1.1(e). In the event that Buyer substitutes a vessel other than in accordance with the provisions of this Article 10.2, Seller may in its sole discretion refuse to load such vessel, or it may load such vessel at any Loading Port on any Day it may specify, whether or not within the Agreed Laydays for such vessel, and Seller shall in no event be liable for demurrage, deadfreight or any other charges with respect to the loading of any such vessel.

10.3 Advice of ETA. Buyer shall arrange for each vessel to advise the Loading Port operator and the vessel agent (with a copy to Seller delivered by e-mail or facsimile) of its ETA at each of the following times:

(a) immediately upon the vessel’s leaving its last port of call before the Loading Port or ninety-six (96) hours before ETA, whichever is later;

(b) seventy-two (72) hours before ETA;

(c) forty-eight (48) hours before ETA;

(d) twenty-four (24) hours before ETA; and

(e) immediately upon learning of any material change in its ETA.

Seller shall not be liable for demurrage, deadfreight or any other charges in respect of any delay in loading attributable to the failure of a vessel to give notice of its ETA at any of the times enumerated above.

10.4 Notice of Readiness. The Buyer, its representative or the master of the vessel (who shall be deemed to be acting on Buyer’s behalf) shall give notice of readiness of the vessel to load (“NOR”) to the vessel agent and the Loading Port operator (with a copy to Seller delivered by e-mail or facsimile). NOR shall not be given until the vessel (a) has anchored at the customary anchorage area at the Loading Port, (b) has been granted free pratique, (c) has received the necessary clearance by customs and all other governmental authorities and (d) is ready in all other respects to load; provided, however, that NOR may be given before the conditions specified in clauses (b) and (c) above have been satisfied if, in accordance with the practice at the Loading Port, such conditions may be satisfied only after the vessel has been brought to the Loading Point. If, notwithstanding having tendered NOR, the vessel is found not to be ready to load, such NOR will be disregarded and Buyer shall be obligated to give a new NOR when it is in fact ready to load.

10.5 Vessel Requirements; Security Regulations.

10.5.1 Loading Port(s):

(a) Seller shall accept only vessels having the following measurements:

	BAJO GRANDE	PUERTO MIRANDA	LA SALINA
LENGTH, feet (maximum)	751	900	900
DRAFT, feet (maximum)	35	38	39.6
WIDTH	no limit	no limit	no limit
DWT (maximum)	42,000 long tons	115,000	100,000

(b) Should there be a material change in the configurations specified herein, Seller shall promptly advise Buyer in writing of said change.

(c) Where a different Loading Port other than those shown in this Article 10.5 is to be used, Seller shall promptly advise the Buyer in writing of the corresponding restrictions.

10.5.2 Buyer represents, warrants, and covenants, that each vessel used for loading Oil under this Agreement:

(a) shall be owned or demised-chartered by a member in good standing of the International Vessel Owners Pollution Federation Limited, carry on board a certificate of insurance as described in the Civil Liability Convention for Oil Pollution Damage, issued to it by a signatory state, and comply with the International Safety Management (ISM) code;

(b) shall be covered, without expense by Seller, by insurance protecting against any and all liabilities from pollution issued by a protection and indemnity club that is a member of the International Group of P & I Clubs and internationally recognized insurers in an amount not less than one billion U.S. Dollars (U.S.$1,000,000,000), or such greater amounts as may become available in the insurance market and generally obtained by prudent owners of similar vessels;

(c) shall have a policy on drug and alcohol abuse which meets or exceeds the standards in the Oil Company International Marine Forum Guidelines, dated June 1995, and take proper measures to ensure compliance therewith; and

(d) shall comply with the International Code for Security of Ships and of Port Facilities (“ISPS Code”) and relevant amendments to Chapter XI of the International Convention for the Safety of Life at Sea, and similar laws and regulations pertaining to the security of ports, terminals and facilities (“Security Regulations”), and provide to Seller, prior to loading, a copy of the vessel’s International Ship Security Certificate according to the ISPS Code.

10.5.3 Buyer shall be responsible for any costs or expenses in respect of the vessel (including any demurrage, retention, delay or other charges, fees or duties) imposed at the Loading Port resulting from the vessel agent’s or vessel’s failure to comply with the Security Regulations or the imposition of special security measures, inspections or other actions by authorities at the Loading Port based on the vessel’s ten (10) prior ports of call, as established in the ISPS Code, and shall reimburse Seller for any such costs or expenses actually incurred by Seller. Notwithstanding any prior acceptance of the vessel by Seller, if at any time the vessel ceases to comply with the requirements of the ISPS Code, (a) Seller shall have the right not to berth the nominated vessel and any demurrage and all other expenses and losses of whatsoever nature arising from the vessel’s lack of compliance shall be for the account of Buyer, and (b) Buyer shall be obligated to substitute a vessel in compliance with the ISPS Code.

10.5.4 Seller shall procure that the Loading Port complies with the requirements of the Security Regulations. Prior to loading of the vessel, Seller shall provide Buyer with a copy of the International Port Security Certificate in accordance to the ISPS Code. Seller shall be responsible for any costs or expenses in respect of the vessel (including any demurrage, retention, delay or other charges, fees or duties) resulting from the failure of the Loading Port to comply with the Security Regulations, and shall reimburse Buyer for any such costs or expenses actually incurred by Buyer.

10.5.5 If the maritime security is affected by any event or circumstance, as defined in the ISPS Code, which is not imputable to either Party, and special security measures or actions are required to be taken by the port authorities or the vessel, any cost or expense for demurrage, retention or delay shall be shared equally by Buyer and Seller.

Article 11

Loading Conditions; Demurrage

11.1 Berthing of Vessels; Commencement of Laytime.

11.1.1 Subject to the provisions of Articles 11.1.2 and 11.1.3, Seller shall provide a safe Loading Point at the Loading Port for each vessel designated in accordance with the provisions of Article 10, which Loading Point may be a berth, dock, anchorage, sea terminal, sea buoy mooring, submarine loading line or other place, including alongside lighters, or other vessels, at which the vessel may at all times lie safely afloat. In the event that a vessel arrives within its Agreed Laydays, then laytime and time on demurrage shall commence at the earlier of (a) six (6) hours after NOR or (b) when the vessel is All Fast; provided, however, that any NOR given within the last two (2) hours in which the Loading Port is open shall be deemed given when the Loading Port next opens.

11.1.2 Seller shall not be obligated to provide a Loading Point for any vessel arriving after the last Day of its Agreed Laydays. Notwithstanding the foregoing, Seller shall make reasonable efforts to receive the vessel as soon as possible taking into account operational requirements and constraints. Regardless of whether such vessel is permitted to berth, Seller shall in no event be liable for demurrage, deadfreight or other charges in connection with the loading thereof. If such vessel is permitted to berth, laytime and time on demurrage shall commence at the commencement of loading.

11.1.3 Seller shall not be obligated to provide any vessel arriving prior to its Agreed Laydays with a Loading Point until the first Day of its Agreed Laydays. If Seller does provide a Loading Point prior to the first Day of its Agreed Laydays, then laytime and time on demurrage shall commence at the earlier of (a) six (6) hours after the Loading Port opens on the first Day of the Agreed Laydays for such vessel and (b) when the vessel is All Fast.

11.2 Shifting Loading Point of Vessels. Seller shall have the right to shift vessels at the Loading Point from one berth to another, provided that all expenses incurred in connection therewith shall be borne by Seller and all time expended in such shifting of vessels shall count as used laytime and time on demurrage. Notwithstanding the provisions of the preceding sentence, the expenses incurred in connection with a shifting of any vessel which is attributable to one of the events referred to in Article 11.4 shall be borne by Buyer, the time consumed during such shifting shall not count as used laytime or time on demurrage, and Seller shall not be obligated to provide such vessel with a Loading Point until a Loading Point becomes available, taking into account the priority of other vessels.

11.3 Allowed Laytime. Except as otherwise agreed in writing, Seller shall have an Allowed Laytime of thirty-six (36) hours to complete the loading of the quantity of Oil nominated and accepted. In the event that an Agreed Lifting Program provides for loading of Buyer’s vessel at two (2) Loading Ports or Seller notifies Buyer pursuant to Article 10.1.4 that loading shall be at two (2) Loading Points within the Specified Loading Port, the Allowed Laytime at each Loading Port shall be determined by reference to the quantity of Oil to be loaded at each Loading Port in accordance with Exhibit 2. Used laytime or time on demurrage shall not commence at any Loading Port until six (6) hours after NOR is tendered at such Loading Port or when the vessel is All Fast, whichever occurs first. Used laytime and/or time on demurrage shall cease upon the disconnection of delivery hoses after the completion of loading at the relevant Loading Port; it being understood that the time consumed from the time at which delivery hoses are disconnected at the first Loading Port until the time that laytime and time on demurrage would commence at the second Loading Port pursuant to the provisions of Article 11.1 shall not be counted as used laytime or time on demurrage. Notwithstanding the foregoing, the Parties agree that used laytime and time on demurrage shall restart if Cargo documentation has not been delivered to the Buyer’s vessel within four (4) hours after disconnection of hoses.

11.4 Adjustments to Laytime and Time on Demurrage. In the event that the loading of any vessel is delayed, directly or indirectly, for any of the following reasons, whether occurring prior to, during or after the berthing or commencement of loading of the vessel:

(a) lightering at Buyer’s request;

(b) delay or suspension in loading attributable to Buyer, vessel’s agents, master, officers, crew, vessel owner or operator, or due to the failure of Buyer to comply with any provision of this Agreement;

(c) more than one stoppage in loading as a result of instructions given by, or on behalf of, Buyer as to distribution of the Oil in the vessel;

(d) any delay in loading as a result of the vessel not being in a seaworthy or cargoworthy condition or otherwise caused by the condition or facilities of the vessel, or any other reason attributable to or within the reasonable control of Buyer or the vessel;

(e) failure of the vessel to have required documentation aboard;

(f) bunkering (including time to connect or disconnect the bunkering hose) unless concurrent with loading so that no loss of time is involved;

(g) restraint or interference in the vessel’s operation by any governmental authority in connection with the ownership, registration or obligations of the Buyer or the vessel, or in connection with stowaways or with smuggling or other prohibited activities;

(h) time spent by the vessel shifting from a lightering or waiting area to the customary anchorage point or berth, even if lightering has taken place; or proceeding from the customary anchorage to the designated berth or Loading Point after it tenders NOR, calculated from the earlier of anchor aweigh or pilot on board and ending at All Fast;

(i) regulations of the Loading Port operator, port authorities or the government (or any political subdivision or agency thereof) having jurisdiction over the Loading Port, including, but not limited to, regulations or decisions closing the Loading Port, prohibiting night traffic or berth maneuvering or prohibiting or restricting loading for any reason;

(j) time required for a vessel to be granted free pratique or to receive customs, immigration or sanitary clearance;

(k) inspection, gauging and measurement of vessel tanks or valves before, during and after loading;

(l) bad weather, rough seas, fires or explosions; or

(m) any of the events listed in Article 20.1 and not specifically listed above, or any other event of Force Majeure;

then the amount of time during which the loading of such vessel is so delayed shall not count as laytime or time on demurrage; provided, however, that in the event the loading of any vessel is delayed due to bad weather or rough seas, then one-half the period of delay shall count as laytime or time on demurrage. Notwithstanding the foregoing, Seller will make reasonable efforts to berth vessels in their order of arrival in case of delay due to bad weather or Force Majeure.

11.5 Demurrage.

11.5.1 Seller shall pay Buyer demurrage for any hour or part of an hour of laytime in excess of the Allowed Laytime for the vessel involved, at a rate equal to: (a) if the vessel is voyage-chartered, the rate specified in the charter party for the vessel (it being understood that Seller shall in no event be obligated to pay Buyer more demurrage than the amount of demurrage Buyer can demonstrate has actually been paid to the vessel owner in accordance with the terms of the charter party), or (b) if the vessel is owned by Buyer (or one of its Affiliates) or is under time charter, the demurrage assessment of a member of ASBA utilizing the nominated quantity, the route taken and the first Day of the Agreed Laydays. Buyer shall select the member of the ASBA to make such assessment and shall be solely responsible for all costs and expenses associated therewith. Notwithstanding the foregoing, to avoid administrative time and expenses, Buyer shall not make, and Seller shall not be obligated to pay, any claim for demurrage of less than one thousand U.S. Dollars (U.S.$1,000). The right of Buyer to demurrage pursuant to this Article 11.5 shall constitute Buyer’s exclusive remedy with respect to any failure of Seller to complete the loading of any vessel within the Allowed Laytime.

11.5.2 Buyer shall submit any claim for demurrage to Seller together with all pertinent supporting documentation within ninety (90) Days of the bill of lading date. The claim shall be submitted in the same manner as notices are required to be sent pursuant to Article 27, and shall consist of the following information and supporting documentation:

(a) Buyer’s calculations of demurrage and the amount claimed in U.S. Dollars;

(b) copies of the notices of ETA as stipulated in this Agreement and as advised by the vessel directly to Seller or by the vessel agent based upon vessel instructions to the agent;

(c) copies of the NORs at the Loading Port(s);

(d) copies of the statement of facts/time log of the port agent, the terminal representative attending the vessel at the Loading Port or the inspection company;

(e) copies of all letters of protest issued by or to the master of the vessel;

(f) if the vessel was voyage-chartered by Buyer, a copy of the fixture recap of the broker’s fixture advice which reflects the demurrage rate, and a copy of the vessel owner’s demurrage invoice; and

(g) if the vessel was owned or time-chartered by the Buyer, a copy of the demurrage assessment obtained pursuant to Article 11.5.1.

Seller shall not be liable to Buyer in respect of (and Buyer shall be deemed to have waived) any claim for demurrage which is not made in accordance with this Article 11.5.2 within ninety (90) Days after the bill of lading date.

11.6 Buyer’s Liability for Delay and Damage.

11.6.1 Buyer shall pay Seller its actual costs, expenses or damages (including demurrage charges payable to third parties) incurred for each hour or part thereof that loading is delayed due to any of the reasons specified in (a) through (h) of Article 11.4.

11.6.2 Each vessel shall clear berth as soon as loading is completed and the delivery hoses are disconnected. Buyer shall pay Seller its actual costs, expenses or damages (including demurrage charges payable to third parties) incurred for each hour or part thereof in excess of two (2) hours that the vessel remains in berth subsequent to completion of loading and disconnection of the delivery hoses. Notwithstanding the foregoing, Buyer shall not be liable for the costs set forth above for all time in excess of two (2) hours after hoses have been disconnected, if (a) the reason for Buyer’s vessel not vacating the berth is Seller’s failure to deliver Cargo documents to Buyer’s vessel within such two (2) hour time period, or (b) such delay is the result of a Force Majeure event at the Loading Port or the berthing facilities. Notwithstanding the foregoing and the provisions of Article 19, if such delay is a result of the circumstances set forth in Article 11.4(l), then Buyer shall be liable for one-half of the expenses described above.

11.6.3 In the event that for any reason Buyer’s vessel causes damage to any facilities at the Loading Point and Seller is not timely compensated by the vessel causing the damage, then (a) Buyer shall reimburse Seller for the full cost of repair or replacement of such facilities without taking into account the depreciated value of such facilities, (b) any delay in loading the vessel as a result of such damage shall not be counted as used laytime or time on demurrage for such vessel, and (c) Buyer shall pay Seller its actual costs, expenses or damages (including demurrage charges to third parties) incurred for each hour or part thereof that any Loading Point may not be used as a result of such damage. Should any such damage occur, Buyer shall post such security for the payments provided in the preceding sentence as Seller may request; it being understood that Seller may detain the vessel at the Loading Port until such security shall have been posted.

11.6.4 Subsequent to the completion of loading and disconnection of the delivery hoses, and subject to the provisions set forth in Article 11.6.2 above, Buyer’s vessel shall be permitted to clear berth if and only if Seller has delivered a full set of Cargo documents for the vessel; it being understood that early departure procedures (i.e., procedures allowing a vessel to clear berth while in possession of incomplete Cargo documents) shall not be allowed without the mutual consent of Buyer and Seller.

Article 12

Quantity Measurements

12.1 Determination of Quantity. The volume of each loading of Oil shall be determined by an independent inspector selected as provided in Article 10.1.3, whose fees shall be shared equally by the Parties. Measuring and gauging shall be performed in accordance with one of the following measurement systems in decreasing order of preference, depending on the operational conditions prevailing at the Loading Port involved. Seller and Buyer or their respective representatives may witness the taking of the measurements.

(a) Flow meters installed on loading lines: Such meter measurements shall be taken immediately before, during and after loading. When measurements are made with positive displacement meters, the meters and associated measurement testers will be installed, maintained and calibrated according to the latest revision of API-Manual of Petroleum Measurement Standards (“API-MPMS”), Chapter 6.5, “Metering Systems for Loading and Unloading Marine Bulk Carriers”; Chapter 4.2, “Conventional Pipe Provers”; Chapter 4.8, “Operation of Proving Systems”; Chapter 7, “Temperature Determination”; and Chapter 5.2, “Measurement of Liquid Hydrocarbons by Displacement Meters”. If turbine meters are used, gauging will follow the latest revision of API-MPMS, Chapter 5.3, “Measurement of Liquid Hydrocarbons by Turbine Meters”, for the meters and measurement testers. Calculation of metered quantity shall follow API-MPMS, Chapter 12.2, “Calculation of Liquid Petroleum Quantities measured by Turbine or Displacement Meters”.

(b) Shore tanks: Seller shall calibrate, or cause to be calibrated, the shore tanks on a periodic basis according to the latest revision of API-MPMS, Chapter 2. The measurement of tank contents shall be performed according to the latest revisions of API-MPMS, Chapter 3, “Tank Gauging”, and Chapter 7, “Temperature Determination”. The independent inspector shall ensure that all equipment used in the performance of this work is calibrated and in good working order. Volume calculations shall follow the latest revision of API-MPMS, Chapter 12.1, “Calculation of Static Petroleum Quantities”, Part 1, “Upright Cylindrical Tanks and Marine Vessels”. In the absence of methods contained in Article 12.1(a) or (b), discharge flow meters, or static shore tank measurements shall be utilized to measure the quantity of the Cargo. If neither of these methods is available, the quantity of the Cargo shall be determined by utilizing the methodology for “Volume Measured on Board” specified below in Article 12.1(c).

(c) Volume measured on board: Volume measurements on board the vessel shall be made in accordance with the latest edition of the API-MPMS, Chapter 17, “Marine Measurement” and its subparts. The onboard quantity (including free water) measured prior to loading shall be deducted from the total observed volume measured after loading. Volume corrections in respect of temperature shall then be effected at 60°F (equivalent to 15.56°C) in accordance with the latest revision of ASTM D1250-80 or API-MPMS, Chapter 11.1, “Volume Correction Factors” at Seller’s choice, thereby arriving at the gross standard volume. Such gross standard volume shall then be further corrected by dividing it by the current vessel experience factor, determined in accordance with the latest revision of API-MPMS, Chapter 17.9, “Vessel Experience Factors”. S & W, determined in the manner provided in Article 13.2, together with any increase in free water shall then be deducted from the volume determined above in order to arrive at the volume for purposes of the bill of lading and the invoice.

12.2 Volume Corrections for Temperature. Except in the case that quantity measurements are made pursuant to the provisions of Article 12.1(c), in which case temperature corrections shall be made in the manner and at the time specified in that Article, temperature readings shall be taken in accordance with the methods listed below in decreasing order of preference, depending on operational conditions prevailing at the Loading Port involved: (a) the flow-weighted average temperature taken at regular times during loading by Seller or its agents at flow meters; and (b) the temperature taken in shore tanks by Seller or its agent. Temperature corrections at 60°F (equivalent to 15.56°C) will then be effected for all volume determinations in accordance with ASTM-1250 or API MPMS, Chapter 11.1, at Seller’s choice, provided that temperature corrections shall not be made in the case that volume is determined by way of flow meters pursuant to Article 12.1(a) and temperature compensators at 60°F (equivalent to 15.56°C) are integrated into the meter system. S & W, determined in the manner provided in Article 13.1(a), (b) or (c), as the case may be, and Article 13.2, shall be deducted from the volume corrected for temperature as provided above in order to arrive at the volume for purposes of the bill of lading and invoice.

12.3 Conclusiveness of Measurements. Quantity and temperature measurements witnessed by the independent inspector as provided in this Article 12 shall be final and binding on the Parties, except in the case of manifest error or fraud. In any event, without prejudice to the right of either Party to pursue a claim in accordance with Article 16, the determination of the independent inspector shall govern for purposes of the quantity stated in the bill of lading and the obligation of Buyer to make payment in accordance with the provisions of Article 8.

Article 13

Quality

13.1 Determination of Quality. Sampling for quality of the Oil loaded in each shipment shall be witnessed by the independent inspector in accordance with the latest revision of API-MPMS, Chapter 8.2, “Standard Practice for Automatic Sampling of Liquid Petroleum and Petroleum Products”, or ASTM D-4177, at Seller’s choice, where Oil is measured by flow metering, and API-MPMS, Chapter 8.1, “Standard Practice for Manual Sampling of Petroleum and Petroleum Products”, or ASTM D-4057, at Seller’s choice, where Oil is measured by tank gauging. When the Oil is sampled at a tank, samples shall be taken and analyzed of the material in pipelines from the tank to the dock loading arms. Buyer and Seller or their representatives may witness the taking and testing of samples. Quality shall be determined by using the methods listed below in decreasing order of preference, depending on the operational conditions prevailing at the Loading Port involved: (a) from samples drawn from automatic samplers installed in the loading lines of each tank; (b) from samples drawn from the isolated storage shore tanks delivering the Oil; or (c) from a composite sample obtained in proportional parts from the vessel’s tanks. In all cases, equal quantities of Oil from each tank shall be drawn and mixed and equally filled in seven (7) containers of one Gallon each and finally sealed. Three (3) of such sealed containers shall be delivered to the local office of the Ministry at the Loading Port (or to the address notified by the Ministry), one shall be handed over to the master of the vessel and one (1) to the independent inspector, and two (2) shall be kept by Seller for ninety (90) Days after the date of the bill of lading.

13.2 Analysis of Samples. The independent inspector shall witness quality tests for sulfur, salt and Reid vapor pressure on the samples according to the latest revision of ASTM or API-MPMS procedures, at Seller’s choice. Gravity tests on all Oil shall be made in accordance with the latest revision of API-MPMS, Chapter 9.1, or ASTM D1298-80, at Seller’s choice. S & W shall be established in each case pursuant to the latest revision of ASTM D-4377 or API Chapter 10-3, at Seller’s choice, in tests witnessed by the independent inspector; it being understood that if the Oil is reconstituted crude oil, deduction for S & W shall be made only to the crude oil component of such Oil. Quality tests conducted in accordance with the above provisions shall be final and binding upon the Parties for invoicing purposes, but without prejudice to the right of either Party to pursue a claim.

13.3 No Warranties. Seller makes no warranties regarding Oil and does not guarantee or warrant the suitability of Oil for any purpose whatsoever except that Seller warrants that (a) each grade of Oil sold and delivered under this Agreement shall meet the definition and typical specifications of each grade of Oil as set forth in Exhibit 1 to this Agreement and shall be typical of oil sold and delivered to Seller’s other export customers, and (b) Seller has good and marketable title to all Oil sold to Buyer under this agreement. Except as provided in the preceding sentence, Buyer hereby releases Seller from any and all warranties whatsoever, including, without limitation, any implied warranties of merchantability or fitness for a particular purpose.

Article 14

Delivery

14.1 Passage of Title. Delivery of the Oil shall be made in bulk to Buyer FOB the applicable Loading Port to vessels to be provided by Buyer. Delivery shall be deemed completed when the Oil passes the permanent flange connection of the delivery hose at the Loading Port. At that point, Seller’s responsibility with respect to the Oil shall cease, and title to and all risk of loss of or damage to, and deterioration or evaporation of, the Oil so delivered shall pass to, and be assumed by, Buyer. Any loss of or damage to Oil or any property of Seller or of any other person during loading which is in any way attributable to the vessel or its officers or crew shall be borne by Buyer.

14.2 Port and Loading Expenses. All expenses ashore pertaining to the pumping of the Oil from shore tanks to vessels shall be borne by Seller, including, but not limited to, wharfage, dockage and quay dues (if any) at the Loading Port. Seller shall pay all export taxes or duties imposed by the government (or any political subdivision or taxing authority thereof) having jurisdiction over the Loading Port from which the Oil is deemed to have been exported. All other expenses pertaining to the loading of any vessel, including, without limitation, all vessel agency fees, anchorage, tonnage, towage, pilotage, customs, consular, entrance, clearance and quarantine fees, port dues and all charges and expenses relating to berthing and unberthing of vessels, shall be borne by Buyer.

14.3 Loading Port Regulations. All laws, rules and regulations now or hereafter in existence relating to operations at the Loading Ports shall apply to all vessels provided by Buyer, including, without limitation, any regulations relating to (a) the prevention and control of fires and water pollution and (b) lead-free and segregated or clean ballast. Buyer shall reimburse Seller or its agent for any expenses they may incur as a result of the noncompliance by any such vessel with any such applicable law, rule or regulation, including, without limitation, any expenses incurred by Seller or its agent in connection with the extinguishing of fires, the repair of damage caused thereby, the cleaning-up of water pollution and the payment of any charges assessed by the government (or any political subdivision or agency thereof) having jurisdiction over the Loading Port in question.

14.4 Buyer’s Knowledge of Loading Port Facilities; Standard Procedures.

14.4.1 Buyer hereby acknowledges that it is fully familiar with the facilities and conditions at the Loading Ports, including the loading conditions and procedures and the facilities for the storage and delivery of the Oil. The facilities and conditions at the Loading Ports may be changed at any time. Buyer also acknowledges that standard procedures in effect at the Loading Ports from time to time relating, inter alia, to quality and quantity measurements, safety in loading, and inspection of vessel tanks, shall supplement (but not conflict with) the procedures specified herein. Seller shall supply Buyer with a copy of such procedures upon Buyer’s request.

14.4.2 Seller makes no representations, express or implied, concerning navigational conditions in public channels or waterways to be utilized by the vessel in order to reach or depart the Loading Point which may require the exercise of special precautions or safety measures; it being understood that the operator of the vessel shall be responsible for making a thorough check of any navigational conditions as are likely to exist at the approaches of the Loading Port about the time of its arrival so as to prevent and avoid any hazards or controllable risks.

14.5 Hazardous Warning Responsibility.

Seller shall provide Buyer with a Material Safety Data Sheet for each type of Oil sold hereunder. Buyer acknowledges that there may be hazards associated with the loading, unloading, transporting, handling or use of the Oil sold hereunder, which may require that warnings be communicated to or other precautionary action taken with all persons handling, coming into contact with, or in any way concerned with the Oil sold hereunder. Buyer assumes as to its employees, independent contractors and any subsequent purchaser of the Oil sold hereunder all responsibility for all such necessary warnings or other precautionary measures relating to hazards to person and property associated with such Oil. Buyer, at its own expense, shall defend, indemnify and hold harmless Seller and its Affiliates and its and their respective agents, officers, directors, employees, representatives, successors and assigns from and against any and all liabilities; losses; damages; demands; claims; penalties; fines; actions; suits; legal, administrative or arbitration proceedings; judgments, orders, directives, injunctions, decrees or awards of any jurisdictions; costs and expenses (including, but not limited to, attorneys’ fees, expert witness fees, and related litigation costs) arising out of or in any manner related to Buyer’s failure to provide necessary warnings or other precautionary measures in connection with the Oil sold hereunder as provided above.

Article 15

No Set-Off

Without prejudice to Buyer’s right subsequently to assert claims it may have under this Agreement by notices pursuant to Article 16 or in arbitration proceedings pursuant to Article 21, all payments required to be made by Buyer under this Agreement shall be made punctually and without set-off or deduction whatsoever for any claims which Buyer or any other party may now have or hereafter acquire against Seller. Without limiting the foregoing, Buyer shall not be entitled to reduce or delay payment of the amount invoiced by Seller for any Oil on the basis that a dispute exists as to the quality or quantity of Oil recorded as having been delivered on the applicable certificate.

Article 16

Notice of Claims

Any claim which Buyer may have arising out of or relating to this Agreement must be notified to Seller: (a) within ninety (90) Days after the date of the bill of lading for the shipment involved, if a claim is for demurrage (any such claim must be accompanied by the documentation required by Article 11.5.2); (b) within ninety (90) Days after the date on which the loading of any shipment is completed, if a claim relates to the quantity or quality of Oil in such shipment; or (c) within ninety (90) Days after the occurrence of the events giving rise to such claim, if a claim involves any other matter relating to this Agreement. Seller shall not be liable to Buyer in respect of, and Buyer shall be deemed to have waived, any claim which is not so notified to Seller, and Buyer shall reimburse Seller for any expenses, including reasonable attorneys’ fees, incurred by Seller in connection with the defense of any such claim not so notified to Seller.

Article 17

Termination

17.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time:

(a) by written agreement of Seller and Buyer; or

(b) by Seller, upon written notice to Buyer, if one or more of the following shall have occurred and be continuing:

(i)	Buyer defaults in any of its material obligations under this Agreement (including its obligation to lift Oil), and, except as set forth in Article 17.1(b)(iii), such default continues unremedied for a period of sixty (60) Days after notice thereof by Seller;

(ii)	Buyer fails to pay any undisputed amount owed to Seller as required by Article 8 or any arrangement securing payment hereunder has become impaired;

(iii)	there occurs an Insolvency Event with respect to Buyer; or

(iv)	any representation or warranty made by Buyer to Seller hereunder proves to be false or incorrect in any material respect.

(c) by Buyer, upon written notice to Seller, if one or more of the following shall have occurred and be continuing:

(i)	Seller defaults in any of its material obligations under this Agreement (including its obligation to deliver Oil), and such default continues unremedied for a period of sixty (60) Days after notice thereof by Buyer;

(ii)	there occurs an Insolvency Event with respect to Seller;

(iii)	any representation or warranty made by Seller to Buyer hereunder proves to be false or incorrect in any material respect; or

(iv)	Seller suspends its performance obligations hereunder due to a Governmental Mandate.

17.2 Termination Not to Relieve Buyer of Obligations. No termination of this Agreement, whether pursuant to this Article 17 or any other provision of this Agreement, shall relieve Buyer of any of its obligations to make any payment required of it hereunder that accrued prior to such termination.

17.3 Acceleration. In the event that (a) Buyer fails to make any payment required to be made by it under this Agreement when and as the same shall become due and payable or (b) Seller exercises its right to terminate this Agreement pursuant to any provision hereof, then, notwithstanding anything herein to the contrary, any obligation of Buyer to make any payment under the terms of this Agreement shall be accelerated and such payment shall become immediately due and payable.

17.4 Termination for an Insolvency Event. Each Party acknowledges that this Agreement is a “Forward Contract” as defined in United States Bankruptcy Code (11 U.S.C. Sec. 101(25)). If a Party (the “Non-Defaulting Party”) terminates this Agreement pursuant to Article 17.1(b)(iii) or Article 17.1(c)(ii), as applicable, by reason of an Insolvency Event of the other Party (the “Defaulting Party”), (i) the Defaulting Party shall have no right to recover damages or other compensation from the Non-Defaulting Party and (ii) the Non-Defaulting Party, in addition to any rights or remedies it may have under this Agreement or otherwise, shall have the right to recover damages or other compensation from the Defaulting Party in respect of the quantities of Oil that would have been sold or purchased, as the case may be, hereunder in the absence of a termination.

17.5 No Gifts. Neither Party shall, nor shall it permit its agents, representatives or personnel, to grant or offer the agents, representatives or personnel of the other, either directly or indirectly, any gifts, loans, gratifications, commissions or fees, personally benefiting said agents, representatives or personnel or any member of their families, or any company in which they hold a substantial interest, except for such small scale institutional gifts as are customary and permissible in accordance with best oil industry practices in the Western Hemisphere. If either Party shall breach this obligation, then this Agreement shall immediately terminate without prejudice to any other remedies or actions as may be prescribed by applicable law. Where either Party receives any requests from the agents, representatives or personnel of the other Party (or from third parties purporting to act on their behalf) for the granting of any gifts, loans, gratification, commissions or fees precluded by the preceding provisions of this Article 17.5, it shall promptly notify the other of such request together with such other information as may be required to investigate the relevant facts and circumstances.

17.6 Other Rights and Remedies. The right of either Party to terminate under this Article 17 shall be in addition to any other rights or remedies (including, but not limited to, the right to seek damages) provided to such Party under this Agreement or otherwise.

Article 18

Confidentiality

Buyer agrees that all information obtained in connection with this Agreement from Seller by any officer, director, employee, agent or other representative of Buyer shall be treated as the confidential and proprietary information of Seller, and such information shall not be disclosed without the prior written consent of Seller; provided, however, that Buyer may disclose such information, including the contents of this Agreement, (a) pursuant to governmental, judicial and regulatory requirements to which Buyer is subject if such disclosure by Buyer is judicially mandated or otherwise required by law or regulation (including without limitation, disclosures required by the U.S. Securities and Exchange Commission) and the failure to so disclose would subject Buyer to civil or criminal action or other penalties, and (b) Buyer’s financial advisors, attorneys, accountants and potential financing sources who agree to keep such information confidential as required hereby. When such disclosure is required pursuant to a subpoena, Buyer shall use commercially reasonable efforts (including, but not limited to, seeking judicial appeal of such requirement) to have the information maintained as confidential and shall disclose the minimum information necessary to satisfy such requirements. In the event that Buyer becomes legally compelled to disclose any of such information pursuant to a subpoena, Buyer shall provide Seller with notice of such event promptly upon its obtaining knowledge thereof (provided that Buyer is not otherwise prohibited by law, regulation or legal process from giving such notice) so that Seller may seek a protective order or other appropriate remedy. When information is requested pursuant to a subpoena, in the event that such protective order or other remedy is not obtained or is not otherwise available, Buyer shall furnish only that portion of such information that is legally required to be disclosed and in a manner reasonably designed to preserve its confidential nature. In the event that Buyer makes a disclosure contrary to the provisions of this Article 18, Seller shall have the right, without prejudice to any other rights or remedies it may have under this Agreement or otherwise, to obtain injunctive relief prohibiting Buyer from disclosing such confidential information, notwithstanding any monetary remedy which may be available to Seller. This obligation shall be of a continuing nature and shall terminate five years after the date of termination of this Agreement.

Article 19

No Third-Party Beneficiaries; Assignment

Nothing in this Agreement is intended or shall be construed to confer upon or give to any person or entity any rights as a third-party beneficiary of this Agreement or any part hereof. Buyer shall not assign to any person or entity any right or interest in this Agreement or delegate to any third party any of its obligations hereunder without the consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, however, any such assignment or delegation by Buyer to its Affiliates shall not require Seller’s consent provided that such Affiliate demonstrates to Seller financial capacity at least equal to that of Buyer prior to the effective date of such assignment. In the event of any purported assignment or delegation by Buyer in contravention of the provisions of this Article 19, Seller shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to Buyer. Seller may assign this Agreement to any of its Affiliates only with the consent of Buyer, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Seller may freely assign its collection rights under this Agreement to any bank or financial institution.

Article 20

Force Majeure

20.1 Relief from Liability. Neither Party to this Agreement shall be liable for demurrage, loss, damage, claims or demands of any nature arising out of delays or defaults in performance under this Agreement, due to any cause reasonably beyond its control (“Force Majeure”). Force Majeure shall be deemed to include, but not be limited to: (a) wars, hostilities, terrorism, acts of the public enemy; sabotage, boycott, blockade, revolutions, insurrections, riots or commotions; (b) acts of God, fires, frost or ice, earthquakes, storms, lightning, weather or sea conditions, tidal wave or perils of the sea; (c) navigational accidents, vessel damages or breakdowns, loss of vessel due to sinking, belligerents or governmental confiscation, with or without formal requisition; (d) accidents or closing of ports, docks, dams, channels, river-beds and other maritime or navigational aids; (e) epidemics and quarantines; (f) strikes or agreements among workers, lockouts or other labor disturbances; (g) breakdowns, explosions or accidents caused by fire or other causes to: wells, pipelines, storage deposits, refinery facilities, machinery and other facilities; (h) faults or omissions caused or due to: expropriation, requisition, confiscation or nationalization; (i) embargoes, export or import restrictions, or restrictions of production, rationing or allocation of same, whether imposed by law, decree or regulation, or by insistence, request or instructions of any governmental authority or organization owned or controlled by any government or of which such governmental authority is a member, or by any Person purporting to represent a government, other than a Governmental Mandate; j) for Seller, export restrictions or restrictions on production, rationing or allocation of same, ordered by the Government of Venezuela and derived from accords or agreements reached by the Organization of Petroleum Exporting Countries. As well as any Government Measure (“Sovereign Acts”).

20.2 Notice. A Party claiming Force Majeure shall promptly notify the other Party of the occurrence of the event of Force Majeure relied upon and the expected duration thereof. The Party claiming Force Majeure shall use commercially reasonable efforts to give the other Party notice of termination of the event of Force Majeure and the date when performance is expected to resume.

20.3 Payment for Oil Sold and Delivered. Nothing in this Article 20 shall relieve Buyer of its obligation to pay in full for Oil sold and delivered hereunder and for all other amounts due to Seller from Buyer under this Agreement.

20.4 Obligation to Apportion. If, as a result of Force Majeure, Seller at any time does not have available a sufficient amount of Oil for export to supply the aggregate amount of Oil to be sold by it hereunder to Buyer and under such commitments as Seller may have with its other customers, Seller shall endeavor to arrange an equitable pro-ration of Oil available from its own production for export among its existing contractual customers, including Buyer; it being understood that the occurrence of an event of Force Majeure shall not under any circumstances require Seller to purchase crude oil from any party to sell to Buyer.

20.5 No Makeup of Deliveries Excused by Force Majeure. Seller shall not be obligated to make up deliveries of Oil which have been prevented by an event of Force Majeure.

20.6 No Extension of Contract; Right to Terminate. The occurrence of an event of Force Majeure shall not operate to extend the period of this Agreement. Should Seller suspend its performance obligations hereunder for any period of time due to a Governmental Mandate, Buyer shall have the right to terminate this Agreement without liability upon notice to Seller.

Article 21

Dispute Resolution; Governing Law

21.1 Settlement by Arbitration. All disputes arising under or in connection with this Agreement shall be finally settled by arbitration under the Rules of Arbitration (“ICC Rules”) of the International Chamber of Commerce in effect at such time. The place of arbitration shall be Paris, France and the language of the arbitration shall be English. The number of arbitrators shall be three (3), and the arbitrators shall apply the substantive law of Venezuela to the merits of the dispute. Any arbitral award relating to the performance by either Party of its obligations under this Agreement shall be (i) reasoned in accordance with Article 25.2 of the ICC Rules, (ii) in writing, and (iii) final and binding on all parties to the arbitration. Any arbitral award may be confirmed or embodied in any order or judgment of any court of competent jurisdiction.

21.2 Governing Law. The Parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of Venezuela.

21.3 Buyer’s Waiver. To the extent the same may be applicable, Buyer hereby waives all causes of action and remedies to which Buyer is or may become entitled under the Texas Deceptive Trade Practices Act.

Article 22

Representations and Warranties

22.1 Buyer Representations. Buyer represents and warrants to Seller that:

(a) Buyer is a limited liability company duly organized and validly existing under the laws of the jurisdiction of its organization;

(b) this Agreement has been duly authorized by all necessary corporate or other action of Buyer; and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms;

(c) unless permitted as set forth herein or otherwise specifically agreed, Buyer is purchasing the Oil hereunder exclusively for its own use;

(d) Buyer has not been contacted by or negotiated with any finder, broker or other intermediary for the purchase of the Oil and no such person is entitled to any compensation with respect to this Agreement or the sale of Oil hereunder; and

(e) none of Buyer’s directors, employees or agents has given or will give any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement, it being agreed that representatives of Seller may audit the applicable records of Buyer solely for the purpose of determining whether there has been compliance with this clause (e).

22.2 Seller Representations. Seller represents and warrants to Buyer that:

(a) Seller is a corporation duly organized and existing under the laws of Venezuela having the legal capacity to enter into and perform this Agreement;

(b) Seller has obtained all necessary authorizations from the competent governmental authorities for the execution of this Agreement and the performance of its obligations hereunder;

(c) the execution and performance by Seller of this Agreement has been duly authorized by all necessary corporate action;

(d) this Agreement has been duly executed by Seller and, assuming the due authorization and execution of this Agreement by Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms;

(e) neither the execution of this Agreement by Seller nor the performance by Seller of its obligations hereunder will conflict with or result in any breach of, or constitute a violation of or default under, any applicable law, its charter or by-laws, or any indenture, mortgage, deed of trust, or other instrument or agreement (including, without limitation, any negative pledge or similar clause), to which Seller is a party, or by which it may be bound, or to which any of its property or assets may be subject;

(f) no lawsuit or other proceeding is pending or, to the knowledge of Seller, threatened against Seller which, if determined adversely to Seller, may materially and adversely affect its business or financial condition or the consummation of the transactions contemplated by, or the performance of its obligations under, this Agreement; and no action or proceeding has been instituted, and no order, decree, injunction or judgment of any kind from any court or other governmental authority has been issued, to avoid, restrain or in any other manner prevent the consummation of the transactions contemplated by this Agreement;

(g) Seller has not been contacted by or negotiated with any finder, broker or other intermediary for the sale of Oil hereunder, and no person or entity is entitled to any compensation with respect to this Agreement or the sale of Oil hereunder; and

(h) no director, employee or agent of Seller has given or will give any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement, it being agreed that representatives of Buyer may audit the applicable records of Seller solely for the purpose of determining whether there has been compliance with this clause (h).

Article 23

Liquidated Damages and Limitation of Liability

23.1 Failure to Deliver Oil. If in any Year during the term of this Agreement, Seller shall have failed to deliver any quantity of Oil and such failure to deliver Oil is not excused pursuant to Article 20, then Buyer shall furnish to Seller within thirty (30) Days after the end of such Year a calculation respecting nominations, deliveries and excused deliveries of Oil for such Year (said calculation being herein called the “Annual Accounting”). Specifically, the Annual Accounting shall contain a tabulation of the following formula for each grade of Oil for such Year:

Aggregate Nominated Volume minus Aggregate Deliveries where:

“Aggregate Nominated Volume” means the sum of the Nominated Volumes of the grade of Oil included in the Agreed Lifting Program for each of the Months in the Year;

“Nominated Volume” means, for each Month, the volume of that grade of Oil included in the Agreed Lifting Program for such Month as provided in Article 10 of this Agreement;

“Aggregate Deliveries” means the sum of the Deliveries in each of the Months in the Year; and

“Deliveries” means actual deliveries of Oil of such grade in a Month, plus deliveries not made because of the occurrence of any event described in Article 20.1 of this Agreement, to the extent that such event or condition was not taken into account in establishing the Agreed Lifting Program for such Month.

If the Annual Accounting for any such Year applicable to such grade of Oil shows that the Aggregate Nominated Volume exceeded the sum of the Aggregate Deliveries, then Seller shall pay to Buyer an amount equal to the lesser of (i) the costs incurred (or that would have been incurred) in excess of the costs of such undelivered shipment in obtaining and processing a cargo of oil in substitution for the undelivered Oil or (ii) the lost profits that would have been obtained if the Nominated Volumes of Oil had been delivered; it being understood that, if Seller disputes such amount, in which event Seller shall have the right to submit the matter to dispute resolution in accordance with the provisions of Article 21, and damages, if any, payable to Buyer shall be as determined by the dispute resolution panel.

23.2 Limitation of Liability. Except as set forth in Article 23.1, neither Party shall be liable for any consequential, indirect or special losses or damages of any kind arising out of or in any way connected with the performance of or failure to perform this Agreement, including, but not limited to, losses or damages resulting from shutdown of plants or inability to perform sales or any other contracts arising out of or in connection with the performance or nonperformance of this Agreement.

Article 24

Compliance with Law

During the performance of this Agreement, each Party shall comply with all laws, rules, regulations, ordinances and requirements of federal, state and local governmental or regulatory bodies which are applicable to this Agreement.

Article 25

No Waiver; Cumulative Remedies

Except as expressly provided for in this Agreement, no failure or delay on the part of either Party in exercising any right, power or remedy hereunder and no course of dealing between the Parties hereto shall operate as a waiver by either Party of any such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without prejudice to Article 23 and except to the extent otherwise expressly provided in this Agreement, all rights, powers and remedies provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law or otherwise. Except as required by this Agreement, no notice or demand upon either Party in any case shall entitle such Party to any other or future notice or demand in similar or other circumstances or constitute a waiver of the right of either Party to take any other or further action in any such circumstances without further notice or demand.

Article 26

Severability of Provisions

26.1 If any provision of this Agreement shall be found to be illegal, invalid or unenforceable by any court or administrative body of competent jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such illegality, prohibition, or unenforceability without invalidating the remaining provisions hereof which shall remain in force and effect, and the finding of any such illegality, prohibition, or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

26.2 The Parties agree, in the circumstances referred to in Article 26.1, to negotiate in good faith to agree on a legal, valid and enforceable provision to substitute for any illegal, invalid or unenforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the illegal, invalid or unenforceable provision.

Article 27

Notices

All notices and other communications given under this Agreement shall be in writing and shall be given by certified or registered mail, return receipt requested; internationally recognized courier service; or confirmed facsimile transmission, and, in each case, shall be deemed effective upon receipt by the addressee as provided below:

To Seller:	PDVSA-Petróleo S.A.
Avenida Libertador
Edificio Petróleos de Venezuela
Torre Oeste Piso 7
La Campiña
Caracas 1060-A Venezuela
Att’n.
Facsimile

Copy to:	PDVSA-Petróleo S.A.
Avenida Libertador
Edificio Petróleos de Venezuela
Torre Este Piso 10
La Campiña
Caracas 1060-A Venezuela
Att’n.	General Counsel
Facsimile	58-212-708-4666

To Buyer:	NuStar Marketing LLC
2330 North Loop 1604
West San Antonio, Texas 78248
Att’n.	General Counsel
Facsimile	(210) 918-5500

or at such other address or facsimile as may be notified by either Party to the other Party in the manner above provided. Any change of a Party’s address or facsimile shall be advised to the other Party by written notice delivered at least fifteen (15) Days prior to the effective date of the change.

Article 28

Satisfactory Documentation

Each Party shall promptly provide to the other Party each of the following: (a) a list of those individuals authorized to represent such Party in its dealings with the other Party; (b) a certificate of the Secretary or other similar officer of such Party certifying as to the incumbency of each officer executing this Agreement on its behalf; and (c) documentation evidencing the authority of each person executing this Agreement on its behalf to act in such capacity. Each Party shall at all times keep current the list described in clause (a) of this Article 28. Buyer shall furnish to

Seller such information or documentation concerning the financial and corporate status of Buyer as Seller may from time to time reasonably request.

Article 29

Merger

29.1 Exclusive Agreement. This Agreement is a complete and exclusive statement of all terms and conditions governing the sale and delivery of Oil to Buyer and supersedes all prior agreements between Buyer and Seller, written or oral, relating to the sale and delivery of Oil to Buyer. No prior contract or course of dealing between the Parties, and no statement of any agent, employee or representative of Seller or Buyer made prior to the execution of this Agreement, shall be admissible in construing the terms of this Agreement.

29.2 General Terms and Conditions. Attached hereto as Exhibit 6 are the General Terms and Conditions as in effect on the date hereof. In the event that this Agreement shall fail to address any relevant issue with respect to nominations, procedures at the Loading Port(s), quality or quantity measurement, or inspections, then the Parties shall apply the relevant provision of the General Terms and Conditions, as the same may be in effect from time to time; it being understood and agreed by the Parties that the Ministry has the right, from time to time and at any time, to modify any provision of the General Terms and Conditions in any manner as the Ministry shall see fit; provided, however, that any such modification shall be generally applicable to sales of crude oil by Seller and made generally known to the public. For the avoidance of doubt, should any provision of the General Terms and Conditions conflict with any provision of this Agreement, this Agreement shall prevail.

Article 30

Amendments and Waivers; Counterparts

30.1 Amendments and Waivers. Except as provided for in Article 5.2, all amendments and modifications to this Agreement must be made upon the express written agreement of both Parties, and any waiver of any provision of this Agreement by either Party must be upon the express written agreement of such Party.

30.2 Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives on the date first above written and effective as of March 1, 2008.

PDVSA-PETRÓLEO S.A.

By	/s/ Fernando Valera
Name:	Mr. Fernando Valera
Title:	Executive Director of Supply and Commerce

NUSTAR MARKETING LLC

By	/s/ Curtis V. Anastasio
Name:	Mr. Curtis V. Anastasio
Title:	Chief Executive Officer and President

EXHIBIT 1

SPECIFICATIONS

The Oil to be sold by Seller and purchased by Buyer under the Agreement shall be crude oil of the “Boscán” and “Bachaquero BCF-13” types, whose typical characteristics are set forth below.

TYPICAL ANALYSIS OF BOSCÁN CRUDE OIL

°API (Gravity)	10.6

VISCOSITY (CST 100°F)	13,700

WATER AND SEDIMENT (% Vol)	0.91

SULFUR (% wgt)	5.28

RVP (pound/in2)	0.25

POUR POINT (°C)	59.0

TYPICAL ANALYSIS OF BACHAQUERO BCF-13 CRUDE OIL

°API (Gravity)	11.6

VISCOSITY (CST 100°F)	6,530

WATER AND SEDIMENT (% Vol)	1.22

SULFUR (% wgt)	2.89

RVP (pound/in2)	0.45

POUR POINT (°C)	45.0

THE FOREGOING TYPICAL ANALYSIS DOES NOT CONSTITUTE ANY REPRESENTATION OR OTHER ASSURANCE, EXPRESS OR IMPLIED, BY SELLER AS TO THE MARKETABILITY, FITNESS OR SUITABILITY OF THE OIL FOR ANY PURPOSE OR USE BY BUYER.

EXHIBIT 2

QUANTITY OF EACH TYPE OF OIL

The quantity of each type of Oil shall be 27,375,000 Barrels per Year, as follows:

Bachaquero BCF-13: 25,000 BPD multiplied by the number of Days in each Year.

Boscán: 50,000 BPD multiplied by the number of Days in each Year.

Month	Quantity of Boscán (BPD)	Quantity of Bachaquero BCF-13 (BPD)
January	40,000	20,000

February	40,000	20,000

March	50,000	25,000

April	50,000	25,000

May	60,000	30,000

June	60,000	30,000

July	60,000	30,000

August	60,000	30,000

September	50,000	25,000

October	50,000	25,000

November	40,000	20,000

December	40,000	20,000

EXHIBIT 3

PRICE

The price of the Boscán crude oil to be sold and purchased under the Agreement shall be calculated with respect to each delivery in accordance with the formula set forth below:

PB= 0.65*WTS + 0.95 * FO3 – 0.30 *(WTI + FO1) + KB

The price of the Bachaquero BCF-13 crude oil to be sold and purchased under the Agreement shall be calculated with respect to each delivery on the basis and in accordance with the formula set forth below:

PBCF = 0.65*WTS + 0.95 * FO3 – 0.30 *(WTI + FO1) + KB + Quality Adjustment

Where :

(1) “PB” means the price per Barrel of Boscán in U.S. Dollars, rounded to the nearest cent;

(2) “PBCF” means the price per Barrel of BCF-13 in U.S. Dollars, rounded to the nearest cent;

(3) “WTS” means the average of the Platt’s prices for West Texas Sour crude oil (Midland) for the Five-Day Period;

(4) “WTI” means the average of the Platt’s prices for West Texas Intermediate crude oil, First month, at Cushing (Okla.) for the Five-Day Period;

(5) “FO3 ” means the average of the Platt’s prices for the Number 6 fuel oil having 3% Sulfur content for the Five-Day Period;

(6) “FO1” means the average of the Platt’s prices for the Number 6 fuel oil having 1% Sulfur content for the Five-Day Period;

(7) “KB” means the constant term of the Boscán formula, expressed in U.S. Dollars per Barrel, which shall be determined by Seller from time to time, according to market conditions;

(8) “Quality Adjustment” means the quality adjustment for gravity and sulfur content, expressed in U.S. Dollars per Barrel;

And where, for purposes of (2) through (4) above:

(a)

The “Platt’s Price” for any Day means (i) in the case of West Texas Sour and West Texas Intermediate crude oils, the average of the high and low spot prices for such crude oils as quoted for such Day in Platt’s Crude Oil Marketwire (Spot

Assessment Section); (ii) in the case of fuel oil having 3% and 1% Sulfur content, the average of the high and low spot prices for such fuel oil as quoted for such Day in Platt’s Oilgram U.S. Marketscan (U.S. Gulf Section, Waterborne Column); and,

(b)	“Five-Day Period” means, with respect to the price determination for any delivery, the following five days:

(i)	the day on which the bill of lading is issued in the case of vessels whose loading commences within the agreed laydays, or the middle day of the agreed laydays in the case of vessels whose loading commences before the first day of the agreed laydays and vessels whose loading commences after the last day of the agreed laydays; provided, however, that if any such day is a day for which the relevant quotations do not regularly appear in the publications referred to above, then in determining the day applicable pursuant to this clause (i), reference in each case shall be made to the succeeding day for which such quotations are regularly published, except that in the case of Saturdays or Fridays for which such quotations are not so published, reference shall be made to the preceding day for which such quotations are regularly published;

(ii)	The two days (other than Saturdays, Sundays or other days for which the relevant quotations do not regularly appear in the publications referred to above) preceding the day determined pursuant to clause (i) above; and

(iii)	The two days (other than Saturdays, Sundays or other days for which the relevant quotations do not regularly appear in the publications referred to above) succeeding the day determined pursuant to clause (i) above.

In the event that a regular quotation for a particular crude oil or the fuel oil referred to above is suspended or interrupted for any reason in the relevant publication for less than three of the days in any Five-Day Period, then such days for which such quotation is suspended or interrupted shall not be taken into account in calculating the average of the Platt’s prices for such Five-Day Period for such crude oil or fuel oil, and such average shall be calculated for only the number of days in such Five-Day Period for which quotations were not suspended or interrupted. In the event that a regular quotation for a particular crude oil or the fuel oil referred to above is suspended or interrupted for any reason in the relevant publication for more than two of the days in any Five-Day Period, then the formula for the pricing of Oil shall be temporarily adjusted by Seller for the affected delivery or deliveries in such manner as to fairly reflect the assumptions underlying the formula or similar assumptions; it being understood that Buyer’s obligation to purchase Oil under the Agreement shall not be suspended or interrupted pending such adjustment.

In order to determine the final price of Bachaquero BCF-13 (or any other type of Oil delivered by Seller to Buyer pursuant to this Agreement) a quality adjustment will be made to reflect the differences in gravity and sulfur content between Boscán and Bachaquero BCF-13. The adjustment shall be made on the basis of the differential values published during the first week of every month by the Ministry for crude oils with an API gravity less than 13 degrees and sulfur content greater than 2.5% by weight.

EXHIBIT 4

LIMITED MARKET ADJUSTMENT

The Limited Market Adjustment shall be calculated for each Cargo of Oil where the applicable contract price, as determined in accordance with Exhibit 3 (Boscán = PB and Bachaquero BCF-13 = PBCF), exceeds the following applicable Maya parity price (Boscán = PBP and Bachaquero BCF-13 = PBCFP), for the identical Five-Day Period:

PBP=	Maya (FOB) – (0.290*LLS – 0.290*FO3) + Maya Freight to USGC – Boscán Freight to USGC

PBCFP=	Maya (FOB) – (0.290*LLS – 0.290*FO3) + Maya Freight to USGC – Bachaquero BCF-13 Freight to USGC + Quality Adjustment

Where:

(1)	“Maya (FOB)” means the average of calculated formula prices for Maya crude oil (Cayo Arcas) for the Five-Day Period using Platt’s pricing for the formula components and the published formula constant for such Five-Day Period, as announced from time to time by P.M.I. Comercio Internacional, S.A. De C.V.;

(2)	“LLS” means the average of Platt’s prices for Louisiana Light Sweet crude oil (St. James) for the Five-Day Period, where the Platt’s price for any Day means the average of the high and low spot prices for the LLS (1st month) Assessment as quoted for such Day in Platt’s Crude Oil Marketwire (US domestic spot crude assessments section);

(3)	“FO3” means the average of the Platt’s prices for number 6 fuel oil having 3% sulfur content for the Five-Day Period, as set forth in Exhibit 3;

(4)	“Maya Freight to USGC” means the current spot tanker rate for Maya crude deliveries to the United States Gulf Coast, calculated by multiplying the current Worldscale rate for the Cayo Arcas to Houston, by the Worldscale Assessment for this route divided by 100, and dividing by a factor of 6.830 representing conversion of metric tons per Barrel for a crude with an API gravity of 22.0, for the Five-Day Period;

(5)	“Boscán Freight to USGC” means the current spot tanker rate for Boscán crude deliveries to the United States Gulf Coast, calculated by multiplying the current Worldscale rate for the Baja Grande to Houston, by the quantity obtained by adding 10 points to the Worldscale Assessment for this route and divided by 100, and dividing by a factor of 6.322 representing conversion of metric tons per Barrel for a crude with an API gravity of 10.6, for the Five-Day Period;

(6)	“BCF-13 Freight to USGC” means the current spot tanker rate for BCF-13 crude deliveries to the United States Gulf Coast, calculated by multiplying the current Worldscale rate for the La Salina to Houston, by the Worldscale Assessment for this route divided by 100, and dividing by a factor of 6.367 representing conversion of metric tons per Barrel for a crude with an API gravity of 11.6, for the Five-Day Period;

(7)	“Quality Adjustment” means the quality adjustment for gravity, sulfur content, and acid content expressed in U.S. Dollars per Barrel, determined in accordance with Exhibit 3; and

(8)	“Five-Day Period” has the meaning set forth in Exhibit 3.

For each such Cargo of Oil, the Limited Market Adjustment shall be the difference between the applicable contract price and the applicable Maya parity price multiplied by the quantity of Oil comprising such Cargo, determined according to the following formulas, as applicable:

LMACB = (PB – PBP) * QB

LMACBCF = (PBCF – PBCFP) * QBCF

Where:

(1)	“LMACB” means the Limited Market Adjustment for the applicable Cargo of Boscán Oil;

(2)	“PB” has the meaning set forth in Exhibit 3 for the applicable Cargo of Boscán Oil;

(3)	“PBP” means the price per Barrel of Boscán in U.S. Dollars, rounded to the nearest cent, determined according to the Maya parity formula above, for the applicable Cargo of Boscán Oil;

(4)	“QB” means the quantity in Barrels of the applicable Cargo of Boscán Oil;

(5)	“LMACBCF” means the Limited Market Adjustment for the applicable Cargo of Bachaquero BCF-13 Oil;

(6)	“PBCF” has the meaning set forth in Exhibit 3 for the applicable Cargo of Bachaquero BCF-13 Oil;

(7)

“PBCFP” means the price per Barrel of Bachaquero BCF-13 in U.S. Dollars, rounded to the nearest cent, determined according to the Maya parity formula above, for the applicable Cargo of Bachaquero BCF-13 Oil;

(8)	“QBCF” means the quantity in Barrels of the applicable Cargo of Bachaquero BCF-13 Oil.

EXHIBIT 5

EXAMPLE OF THE OPERATION OF THE LIMITED MARKET

ADJUSTMENT

All Figures in US$ Millions Unless Noted Otherwise

Limited Market Adjustment Element		Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 5
A	Quarterly payment for Crude Oil as Determined by Exhibit 3	$337.500	$370.000	$320.000	$390.000	$350.000

B	Quarterly payment for Crude Oil as Determined by Exhibit 4	$340.000	$355.000	$323.500	$379.000	$352.000

C	Quarterly Limited Market Adjustment (A - B)	$(2.500)	$15.000	$(3.500)	$11.000	$(2.000)

D	Aggregate Quarterly Surpluses (Cumulative Positive C)	$—	$15.000	$15.000	$26.000	$26.000

E	Aggregate Quarterly Deficits (Cumulative Negative C)	$2.500	$2.500	$6.000	$6.000	$8.000

F	Previous Credits (J for all previous quarters)	$—	$—	$2.500	$2.500	$10.000

G	Credit Prior to Threshold (D - E - F, if positive)	$—	$12.500	$6.500	$17.500	$8.000

H	Threshold (Minimum of G or $10 million)	$—	$10.000	$6.500	$10.000	$8.000

I	Credit applied during succeeding Quarter (G - H)	$—	$2.500	$—	$7.500	$—

K	Amount of oil receiving $5.00/barrel discount for current quarter (I for previous quarter divided by 5, million barrels)	$—	$—	$0.500	$—	$1.500

EXHIBIT 6

GENERAL TERMS AND CONDITIONS

MINISTRY OF ENERGY AND PETROLEUM

General Terms and Conditions

for PDVSA FOB Crude Sales

(November 2006)

TABLE OF CONTENTS

Article 1.	Definitions	1

Article 2.	Construction, Headings and References	5

Article 3.	Quantity And Price	5

Article 4.	Arrival Procedures and Lifting	5

4.1	Lifting Program.	5
4.2	Substitution of Vessels.	7
4.3	Advice of ETA.	8
4.4	Notice of Readiness.	8
4.5	Vessel Requirements; Security Regulations.	8

Article 5.	Loading Conditions; Demurrage	9

5.1	Berthing of Vessels; Commencement of Laytime.	9
5.2	Shifting Loading Point of Vessels.	10
5.3	Allowed Laytime.	10
5.4	Adiustments to Laytime and Time on Demurrage.	11
5.5	Demurrage.	12
5.6	Buyer’s Liability for Delay and Damage.	13

Article 6.	Quantity Measurements	14

6.1	Determination of Quantity.	14
6.2	Volume Corrections for Temperature.	15
6.3	Conclusiveness of Measurements.	15

Article 7.	Quality	15

7.1	Determination of Quality.	15
7.2	Analvsis of Samples.	16
7.3	NO WARRANTIES.	16

Article 8.	Passage of Title; Delivery	16

8.1	Passage of Title.	16
8.2	Port and Loading Expenses.	17
8.3	Loading Port Regulations.	17
8.4	Buyer’s Knowledge of Loading Port Facilities; Standard Procedures.	17
8.5	Hazardous Warning Responsibility.	17

Article 9.	No Set-Off	18

Article 10.	Payment Terms	18

10.1	Currency, Time and Place of Payment; Overdue Payments.	18
10.2	Contents of Invoices; Other Substantiating Documentation.	19
10.3	Payment Expenses.	19
10.4	Security for Payment.	19

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10.5	Suspension of Deliveries.	20

Article 11.	Claims	20

11.1	Notice of Claims.	20
11.2	Payment in Full.	20

Article 12.	Force Majeure	20

12.1	Relief from Liability.	20
12.2	Notice.	21
12.3	Pavment for Oil Sold and Delivered.	21
12.4	No Proration or Make-Up.	21
12.5	No Extension of Contract; Right to Terminate.	21

Article 13.	Dispute Resolution; Governing Law	22

13.1	Settlement by Arbitration.	22
13.2	Governing Law.	22

Article 14.	Representations and Warranties of Buyer	22

Article 15.	Limitation of Liability	23

Article 16.	Termination	23

16.1	Termination.	23
16.2	Termination Not to Relieve Buyer of Obligations.	23
16.3	Termination for an Insolvency Event.	23
16.4	No Gifts.	23
16.5	Other Rights and Remedies.	24

Article 17.	Confidentiality	24

Article 18.	Compliance With Law	25

Article 19.	No Third Party Beneficiaries; Assignment	25

Article 20.	No Waiver; Cumulative Remedies	25

Article 21.	Severability of Provisions	25

21.1	Illegality, Unenforceability or Invalidity.	25
21.2	Conflict with Particular Conditions of Sale.	26

Article 22.	Notices	26

Article 23.	Amendments and Waivers	27

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ARTICLE 1.

DEFINITIONS

For purposes of these General Terms and Conditions for FOB Crude Oil Sales (November 2006) the following terms, when capitalized, shall have the respective meanings indicated below:

a) “Agreed Laydays” shall mean the three-Day range for the arrival of a vessel set forth in an Agreed Lifting Program determined pursuant to Article 4.1;

b) “Agreed Lifting Program” shall mean a final lifting program for a Month determined pursuant to Article 4.1;

c) “Agreement” shall mean the agreement between Buyer and Seller for the purchase and sale of Oil pursuant to the Particular Conditions of Sale (including all Exhibits and Schedules thereto) and these General Terms, as the same may hereafter be amended, modified or supplemented in accordance herewith;

d) “All Fast” shall mean such time as a vessel is completely moored at the cargo transfer point with gangway down and secured;

e) “Allowed Laytime” shall mean the period of time which Seller shall be allowed, in accordance with Article 5.3, to complete the loading of a vessel without incurring demurrage;

f) “API” shall mean the American Petroleum Institute;

g) “API-MPMS” shall have the meaning set forth in Article 6.1(a);

h) “ASBA” shall mean the Association of Ship Brokers and Agents;

i) “ASTM” shall mean the American Society for Testing and Materials;

j) “Bahamas Loading Port” shall mean the terminal facility located in Freeport, Bahamas, owned and operated by Bahamas Oil Refining Corporation;

k) “Barrel” shall mean a quantity of crude oil equal to forty-two (42) Gallons;

l) “Banking Day” shall mean any Day other than Saturday, Sunday or a Day on which banking institutions in the location specified for payment in the Particular Conditions of Sale are authorized or required by law to close;

m) “Bonaire Loading Port” shall mean the Bopec terminal facility located in Bonaire, Netherlands Antilles, owned and operated by Bonaire Petroleum Corporation, NV;

n) “Business Day” shall mean any Day other than Saturday, Sunday or any national holiday in Venezuela;

o) “Buyer” shall mean the entity designated in the Particular Conditions of Sale as the purchaser of the Oil from Seller under the Agreement;

p) “Cargo” shall mean a cargo of Oil to be sold by Seller and loaded by Buyer into one of its vessels during any Lifting Month;

q) “Contract Quantity” shall mean the amount specified as such in the Particular Conditions of Sale;

r) “Curaçao Loading Port” shall mean Bullenbaai terminal facility located in Curaçao, Netherlands Antilles, leased and operated by Refinería Isla (Curazlo) S.A.;

s) “Day” shall mean a calendar day;

t) “Defaulting Party” shall have the meaning set forth in Article 16.3;

u) “ETA” shall mean estimated time of arrival;

v) “East Coast Loading Ports” shall mean El Palito, Jose (TAEJ), Guaraguao (Puerto La Cruz) and El Chaure (Puerto La Cruz) ;

w) “FOB” shall have the meaning ascribed to such term in Incoterms (2000 Edition);

x) “Force Majeure” shall have the meaning set forth in Article 12;

y) “Gallon” shall mean a unit of volume, measured at 60 °F (equivalent to 15.56°C), equal to 231 cubic inches or 3.7853 liters;

z) “General Terms” shall mean these General Terms and Conditions for PDVSA FOB Crude Oil Sales (November 2006), including all Exhibits attached hereto;

aa) “ICC Rules” shall have the meaning set forth in Article 13.1;

bb) “Insolvency Event” shall mean that an entity (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (1) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (2) is not dismissed, discharged, stayed or restrained in each case within fifteen (15) Days of the institution or presentation thereof, (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within fifteen (15) Days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) above (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

cc) “ISPS Code” shall have the meaning set forth in Article 4.5.1(d);

dd) “Letter of Credit” shall have the meaning set forth in Article 10.4;

ee) “Lifting Month” shall mean the Month for which a Cargo is programmed for lifting;

ff) “Loading Area” shall mean any of the following, (i) Seller’s Loading Ports located within Lake Maracaibo; (ii) the East Coast Loading Ports; (iii) the West Coast Loading Ports; (iv) the Curaçao Loading Port; (v) the Bonaire Loading Port; (vi) the Bahamas Loading Port, and (vii) the Trinidad Loading Port;

gg) “Loading Point,” either standing alone or as part of another defined term, shall mean a terminal, berth, jetty, buoy, dock, anchorage, sea terminal, mooring, submarine loading line, or any other place, including alongside lighters or other vessels, where a vessel can be loaded;

hh) “Loading Port,” either standing alone or as part of another defined term, shall mean any of Seller’s Loading Points for exports of Oil, including any area in which a vessel may be loaded by ship-to-ship transfer;

ii) “Ministry” shall mean the Ministry of Energy and Petroleum of Venezuela;

jj) “Month” shall mean a calendar month;

kk) “Non-Defaulting Party” shall have the meaning set forth in Article 16.3;

ll) “NOR’ shall have the meaning set forth in Article 4.4;

mm) “Oil” shall mean Venezuelan crude oil of the type(s) specified in the Particular Conditions of Sale;

nn) “P&I Club” shall mean a maritime protection and indemnity mutual insurance company;

oo) “Particular Conditions of Sale” shall mean the Particular Conditions of Sale to which these General Terms are attached and incorporated by reference therein;

pp) “Parties” shall mean Seller and Buyer, which may sometimes hereinafter be referred to individually as a “Party” and collectively as the “Parties”;

qq) “Purchase Price” shall mean the price per Barrel to be paid to Seller by Buyer and specified as such in the Particular Conditions of Sale;

rr) “S & W” shall mean sediments and water;

ss) “Security Regulations” shall have the meaning set forth in Article 4.5.1(d);

tt) “Seller” shall mean PDVSA Petroleo S.A., a corporation organized under the laws of Venezuela;

uu) “Specified Loading Area” shall mean a Loading Area specified in an Agreed Lifting Program;

vv) “Trinidad Loading Port” shall mean Seller’s Loading Port at Pointe-a-Pierre, Trinidad;

ww) “United States” or “U.S.” shall mean the United States of America;

xx) “U.S. Dollars” or “U.S.$” and “cents” shall mean the lawful currency of the United States of America; and

yy) “Venezuela” shall mean the Bolivarian Republic of Venezuela; and

zz) “West Coast Loading Ports” shall mean Amuay (Complejo Refinador de Paraguaná); Cardón (Complejo Refinador de Paraguaná); Bajo Grande; La Salina, and Puerto Miranda.

ARTICLE 2.

CONSTRUCTION, HEADINGS AND REFERENCES

Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All headings herein are for convenience only and shall not affect the construction or interpretation of any of the terms hereof. Unless otherwise specified, all references herein to Articles are to the Articles of these General Terms. The terms “hereof,” “herein,” and “hereunder,” and words of similar import refer to this Agreement as a whole and not to the particular Article in which such term appears.

ARTICLE 3.

QUANTITY AND PRICE

The quantity of Oil to be purchased by Buyer during each year in the term of the Agreement shall be the Contract Quantity specified in the Particular Conditions of Sale and the purchase price for such Oil shall be the Purchase Price specified in the Particular Conditions of Sale.

ARTICLE 4.

ARRIVAL PROCEDURES AND LIFTING

4.1	Lifting Program.

4.1.1 Not later than thirty-five (35) Days prior to the beginning of each Month, Buyer shall furnish Seller with a proposed lifting program for the following Month, specifying the following:

(a) a Specified Loading Area(s), and the Loading Points therein for each delivery requested for such Month;

(b) a three (3) Day period for the arrival of each vessel;

(c) each type of Oil to be lifted by Buyer’s vessels;

(d) the number of Cargos to be lifted and the quantity and type of Oil comprising each Cargo;

(e) the port of discharge of each Cargo;

(f) in the case of the lifting program for the following Month, (i) the name, size and dimensions of each vessel designated for lifting during such Month; (ii) the names of the vessel’s agent and Buyer’s representative, and the vessel’s P&I Club, which shall be a member of the International Group of P&I Clubs; (iii) documentation instructions; (iv) the time required for deballasting (if any, but which, in any event, shall not exceed six hours); (v) the distribution of the Oil to be loaded (e.g., commingled or segregated); (vi) the name of the proposed independent inspector; and (vii) for at least the last ten (10) loading operations for crude oil for each nominated vessel, the volume loaded as measured on shore in shore tanks or by flow meters and the corresponding volume loaded as measured on board, such volume to be evidenced by documentation (including ullage and innage reports and onboard quantity and slop certificates) satisfactory to Seller; and

(g) an estimate of the volumes of the types of Oil that Buyer desires to purchase during the three (3) Months following such Month.

If Buyer does not furnish Seller with a proposed lifting program complying with the requirements of this Article 4.1.1 for the following Month within the period specified above, Buyer shall be required to accept the lifting program for such Month established by Seller. Seller shall have an absolute right to reject any vessel nominated by Buyer.

4.1.2 If the name of a vessel is not known at the time the proposed lifting program for the following Month is furnished to Seller, Buyer shall notify Seller of such name and other data referred to in Article 4.1.1(e) as soon as possible, but in any event not later than seven (7) Business Days prior to the first Day of the Agreed Laydays for the unspecified vessel. Seller shall have an absolute right to reject Buyer’s vessel nomination, in which case Buyer shall take immediate action to nominate another vessel acceptable to Seller. If the Parties do not reach agreement on nomination of another vessel at least five (5) Business Days prior to the first Day of the Agreed Laydays, Seller shall have the right to cancel that lifting without prejudice to any and all other rights Seller has under this Agreement and without prejudice to Seller’s claim for any losses or expenses caused by Buyer’s failure to nominate an acceptable vessel. If Seller, at its sole option, elects nevertheless to load a vessel agreed on less than five (5) Business Days prior to the first Day of the Agreed Laydays, the loading of the vessel shall be subject to berth, jetty, buoy, loading platform and loading system availability, as applicable. In no event shall laytime or time on demurrage be charged to Seller for delays incurred because the Parties have not agreed on a vessel within five (5) Business Days prior to the first Day of the of the Agreed Laydays.

4.1.3 Seller shall be deemed to have accepted Buyer’s proposed lifting program for the following Month unless Seller has notified Buyer of alterations thereto at least fifteen (15) Days prior to the beginning of such Month. Seller shall in any event notify Buyer within such time period of the Specified Loading Area to be used by Buyer’s vessels, to be narrowed to a specific Loading Point not less than five (5) Days of the first Day of the Agreed Laydays (subject to adjustment as provided in Article 4.1.4) and the name(s) of the independent inspector(s) proposed by Buyer and accepted by Seller for purposes of Article 6 and Article 7. If Seller timely notifies Buyer of alterations to the lifting program, Buyer shall be deemed to have agreed to those alterations unless, within five (5) Days after Buyer’s receipt of Seller’s notice, Buyer requests Seller to reconsider such alterations. Seller’s decision following any such reconsideration shall be final and binding on both Parties. If Seller notifies Buyer that it objects to an independent inspector nominated by Buyer, the Parties shall designate another independent inspector by mutual agreement. The lifting program as finally determined pursuant to the provisions of Article 4.1 for any Lifting Month is referred to herein as the “Agreed Lifting Program” for such Lifting Month, and the three (3) Day range for the arrival of any vessel contained in any Agreed Lifting Program is referred to herein as the “Agreed Laydays” for such vessel.

4.1.4 Seller may notify Buyer that any vessel scheduled in an Agreed Lifting Program shall load the Oil at a Loading Port in the Specified Loading Area different from the Loading Port previously specified pursuant to Article 4.1.3 or shall load the Oil at two (2) Loading Points within the Specified Loading Area, provided that such notice is given by Seller (a) at least seventy-two (72) hours prior to the ETA of such vessel, if Buyer has notified Seller of an ETA falling within or after its Agreed Laydays, or (b) at least seventy-two (72) hours prior to the first Day of the Agreed Laydays, if Buyer has notified Seller of an ETA which is earlier than the first Day of the Agreed Laydays. Seller shall not be liable for any charges or expenses incurred by Buyer, including, but not limited to, deviation, as a result of a shift from one Loading Point to another, or the specification of two (2) Loading Ports within the Specified Loading Area.

4.1.5 Any deadfreight incurred as a result of Buyer’s nomination of a vessel whose dimensions are larger than those required to transport the Cargo it is scheduled to lift shall be for the sole account of Buyer, and Seller shall have no liability therefor by reason of its acceptance of Buyer’s nomination.

4.1.6 In working toward each Agreed Lifting Program, the Parties shall cooperate with one another and exercise commercially reasonable efforts to achieve the objective that Oil be nominated, delivered and lifted on a ratable basis, taking into consideration turnarounds, planned and unplanned maintenance, and other operational considerations at the Loading Ports and Buyer’s discharge points. In the event of scheduled maintenance turnarounds at Buyer’s discharge points, Buyer will give Seller not less than ninety (90) Days prior written notice of such scheduled maintenance turnaround, and will make its best efforts to mitigate the reduction. The Parties will cooperate in good faith to make up for any deliveries of Oil not purchased by Buyer during the turnaround period; provided, however, that Seller shall have no obligation to make up for the volumes of Oil not purchased and delivered during such turnaround period.

4.2	Substitution of Vessels.

Buyer shall be entitled to substitute another vessel for any vessel designated in an Agreed Lifting Program; provided, however, that the substitute vessel shall have substantially the same characteristics (including carrying capacity) as the vessel previously nominated and accepted pursuant to Article 4.1 and shall meet the requirements for vessels loading at the particular Loading Port involved; and provided, further, that Buyer shall give Seller notice of the substitution not less than ninety-six (96) hours prior to the first Day of the Agreed Laydays for the substituted vessel and shall then provide all of the information specified in Article 4.1.1(f). In the event that Buyer substitutes a vessel other than in accordance with the provisions of this Article 4.2, Seller may in its sole discretion refuse to load such vessel, or it may load such vessel at any Loading Port on any Day it may specify, whether or not within the Agreed Laydays for such vessel, and Seller shall in no event be liable for demurrage, deadfreight or any other charges with respect to the loading of any such vessel.

4.3	Advice of ETA.

Buyer shall arrange for each vessel to advise the Loading Port operator and the vessel agent (with a copy to Seller delivered by e-mail or facsimile) of its ETA at each of the following times:

(a) immediately upon the vessel’s leaving its last port of call before the Loading Port or ninety-six (96) hours before ETA, whichever is later;

(b) seventy-two (72) hours before ETA;

(c) forty-eight (48) hours before ETA;

(d) twenty-four (24) hours before ETA; and

(e) immediately upon learning of any material change in its ETA.

Seller shall not be liable for demurrage, deadfreight or any other charges in respect of any delay in loading attributable to the failure of a vessel to give notice of its ETA at any of the times enumerated above.

4.4	Notice of Readiness.

The Buyer, its representative or the master of the vessel (who shall be deemed to be acting on Buyer’s behalf) shall give notice of readiness of the vessel to load (“NOR”) to the vessel agent and the Loading Port operator (with a copy to Seller delivered by e-mail or facsimile). NOR shall not be given until the vessel (a) has anchored at the customary anchorage area at the Loading Port; (b) has been granted free pratique; (c) has received the necessary clearance by customs and all other governmental authorities, and (d) is ready in all other respects to load; provided, however, that NOR may be given before the conditions specified in clauses (b) and (c) above have been satisfied if, in accordance with the practice at the Loading Port, such conditions may be satisfied only after the vessel has been brought to the loading point. If, notwithstanding having tendered NOR, the vessel is found not to be ready to load, such NOR will be disregarded and Buyer shall be obligated to give a new NOR when it is in fact ready to load.

4.5	Vessel Requirements; Security Regulations.

4.5.1 Buyer represents, warrants, and covenants, that each vessel used for loading Oil under the Agreement:

(a) shall be owned or demised-chartered by a member in good standing of the International Vessel Owners Pollution Federation Limited, carry on board a certificate of insurance as described in the Civil Liability Convention for Oil Pollution Damage, issued to it by a signatory state, and comply with the International Safety Management (ISM) code;

(b) shall be covered, without expense by Seller, by insurance protecting against any and all liabilities from pollution issued by a protection and indemnity club that is a member of the International Group of P & I Clubs and internationally recognized insurers in an amount not less than one billion U.S. Dollars (U.S.$1,000,000,000), or such greater amounts as may become available in the insurance market and generally obtained by prudent owners of similar vessels;

(c) shall have a policy on drug and alcohol abuse which meets or exceeds the standards in the Oil Company International Marine Forum Guidelines, dated June 1995, and take proper measures to ensure compliance therewith; and

(d) shall comply with the International Code for Security of Ships and of Port Facilities (“ISPS Code”) and relevant amendments to Chapter XI of the International Convention for the Safety of Life at Sea, and similar laws and regulations pertaining to the security of ports, terminals and facilities (“Security Regulations”), and provide to Seller, prior to loading, a copy of the vessel’s International Ship Security Certificate according to the ISPS Code.

4.5.2 Buyer shall be responsible for any costs or expenses in respect of the vessel (including any demurrage, retention, delay or other charges, fees or duties) imposed at the Loading Port resulting from the vessel agent’s or vessel’s failure to comply with the Security Regulations or the imposition of special security measures, inspections or other actions by authorities at the Loading Port based on the vessel’s ten (10) prior ports of call, as established in the ISPS Code, and shall reimburse Seller for any such costs or expenses actually incurred by Seller. Notwithstanding any prior acceptance of the vessel by Seller, if at any time the vessel ceases to comply with the requirements of the ISPS Code, (a) Seller shall have the right not to berth the nominated vessel and any demurrage and all other expenses and losses of whatsoever nature arising from the vessel’s lack of compliance shall be for the account of Buyer, and (b) Buyer shall be obligated to substitute a vessel in compliance with the ISPS Code.

4.5.3 Seller shall procure that the Loading Port complies with the requirements of the Security Regulations. Prior to loading of the vessel, Seller shall provide Buyer with a copy of the International Port Security Certificate in accordance to the ISPS Code. Seller shall be responsible for any costs or expenses in respect of the vessel (including any demurrage, retention, delay or other charges, fees or duties) resulting from the failure of the Loading Port to comply with the Security Regulations, and shall reimburse Buyer for any such costs or expenses actually incurred by Buyer.

4.5.4 If the maritime security is affected by any event or circumstance, as defined in the ISPS Code, which is not imputable to either Party, and special security measures or actions are required to be taken by the port authorities or the vessel, any cost or expense for demurrage, retention or delay shall be shared equally by Buyer and Seller.

ARTICLE 5.

LOADING CONDITIONS; DEMURRAGE

5.1	Berthing of Vessels; Commencement of Laytime.

5.1.1 Subject to the provisions of Articles 5.1.2 and 5.1.3, Seller shall provide a safe loading point at the Loading Port for each vessel designated in accordance with the provisions of Article 4, which loading point may be a berth, dock, anchorage, sea terminal, sea buoy mooring, submarine loading line or other place, including alongside lighters, or other vessels, at which the vessel may at all times lie safely afloat. In the event that a vessel arrives within its Agreed Laydays, then laytime and time on demurrage shall commence at the earlier of (a) six (6) hours after NOR or (b) when the vessel is All Fast; provided, however, that any NOR given within the last two (2) hours in which the Loading Port is open shall be deemed given when the Loading Port next opens.

5.1.2 Seller shall not be obligated to provide a loading point for any vessel arriving after the last Day of its Agreed Laydays. Notwithstanding the foregoing, Seller shall make reasonable efforts to receive the vessel as soon as possible taking into account operational requirements and constraints. Regardless of whether such vessel is permitted to berth, Seller shall in no event be liable for demurrage, deadfreight or other charges in connection with the loading thereof. If such vessel is permitted to berth, laytime and time on demurrage shall commence at the commencement of loading.

5.1.3 Seller shall not be obligated to provide any vessel arriving prior to its Agreed Laydays with a Loading Point until the first Day of its Agreed Laydays. If Seller does provide a loading point prior to the first Day of its Agreed Laydays, then laytime and time on demurrage shall commence at the earlier of (a) six (6) hours after the Loading Port opens on the first Day of the Agreed Laydays for such vessel and (b) commencement of loading.

5.2	Shifting Loading Point of Vessels.

Seller shall have the right to shift vessels at the Loading Point from one berth to another, provided that all expenses incurred in connection therewith shall be borne by Seller and all time expended in such shifting of vessels shall count as used laytime and time on demurrage. Notwithstanding the provisions of the preceding sentence, the expenses incurred in connection with a shifting of any vessel which is attributable to one of the events referred to in Article 5.4 shall be borne by Buyer, the time consumed during such shifting shall not count as used laytime or time on demurrage, and Seller shall not be obligated to provide such vessel with a Loading Point until a Loading Point becomes available, taking into account the priority of other vessels.

5.3	Allowed Laytime.

Except as otherwise specified in the Particular Conditions of Sale, Seller shall have an Allowed Laytime of thirty-six (36) hours to complete the loading of the quantity of Oil nominated and accepted. In the event that an Agreed Lifting Program provides for loading of Buyer’s vessel at two (2) Loading Ports within the Specified Loading Area, or Seller notifies Buyer pursuant to Article 4.1.4 that loading shall be at two (2) Loading Points within the Specified Loading Area, the Allowed Laytime at each Loading Port shall be determined by reference to the quantity of Oil to be loaded at each Loading Port in accordance with the Particular Conditions of Sale. Used laytime or time on demurrage shall not commence at any Loading Port until six (6) hours after NOR is tendered at such Loading Port or when the vessel is All Fast, whichever occurs first. Used laytime and/or time on demurrage shall cease upon the disconnection of delivery hoses after the completion of loading at the relevant Loading Port; it being understood that the time consumed from the time at which delivery hoses are disconnected at the first Loading Port until the time that laytime and time on demurrage would commence at the second Loading Port pursuant to the provisions of Article 5.1.1 shall not be counted as used laytime or time on demurrage. Notwithstanding the foregoing, the Parties agree that used laytime and time on demurrage shall restart if Cargo documentation has not been delivered to the Buyer’s vessel within four (4) hours after disconnection of hoses.

5.4	Adiustments to Laytime and Time on Demurrage.

In the event that the loading of any vessel is delayed, directly or indirectly, for any of the following reasons, whether occurring prior to, during or after the berthing or commencement of loading of the vessel:

(a) lightering at Buyer’s request;

(b) delay or suspension in loading attributable to Buyer, vessel’s agents, master, officers, crew, vessel owner or operator, or due to the failure of Buyer to comply with any provision of the Agreement;

(c) more than one stoppage in loading as a result instructions given by, or on behalf of, Buyer as to distribution of the Oil in the vessel;

(d) any delay in loading as a result of the vessel not being in a seaworthy or cargoworthy condition or otherwise caused by the condition or facilities of the vessel, or any other reason attributable to or within the reasonable control of Buyer or the vessel;

(e) failure of the vessel to have required documentation aboard;

(f) bunkering (including time to connect or disconnect the bunkering hose) unless concurrent with loading so that no loss of time is involved;

(g) restraint or interference in the vessel’s operation by any governmental authority in connection with the ownership, registration or obligations of the Buyer or the vessel, or in connection with stowaways or with smuggling or other prohibited activities;

(h) regulations of the Loading Port operator, port authorities or the government (or any political subdivision or agency thereof) having jurisdiction over the Loading Port, including, but not limited to, regulations or decisions closing the Loading Port, prohibiting night traffic or berth maneuvering or prohibiting or restricting loading for any reason;

(i) time spent by the vessel shifting from a lightering or waiting area to the customary anchorage point or berth, even if lightering has taken place; or proceeding from the customary anchorage to the designated berth or Loading Point after it tenders NOR, calculated from the earlier of anchor aweigh or pilot on board and ending at All Fast;

(j) time required for a vessel to be granted free pratique or to receive customs, immigration or sanitary clearance;

(k) inspection, gauging and measurement of vessel tanks or valves before, during and after loading;

(l) bad weather, rough seas, fires or explosions; or

(m) any of the events listed in Article 12.1 and not specifically listed above, or any other event of Force Majeure;

then the amount of time during which the loading of such vessel is so delayed shall not count as laytime or time on demurrage; provided, however, that in the event the loading of any vessel is delayed due to bad weather or rough seas, then one-half the period of delay shall count as laytime or time on demurrage. Notwithstanding the foregoing, Seller will make reasonable efforts to berth vessels in their order of arrival in case of delay due to bad weather or Force Majeure.

5.5	Demurrage.

5.5.1 Seller shall pay Buyer demurrage for any hour or part of an hour of laytime at the Loading Port(s) in excess of the Allowed Laytime for the vessel involved, at the rate specified in the Particular Conditions of Sale. If the Particular Conditions of Sale do not specify a rate then the demurrage rate shall be equal to: (a) if the vessel is voyage-chartered, the rate specified in the charter party for the vessel (it being understood that Seller shall in no event be obligated to pay Buyer more demurrage than the amount of demurrage Buyer can demonstrate has actually been paid to the vessel owner in accordance with the terms of the charter party), or (b) if the vessel is owned by Buyer (or one of its affiliates) or is under time charter, the demurrage assessment of a member of ASBA utilizing the nominated quantity, the route taken and the first Day of the Agreed Loading Range. Buyer shall select the member of the ASBA to make such assessment and shall be solely responsible for all costs and expenses associated therewith. Notwithstanding the foregoing, to avoid administrative time and expenses, Buyer shall not make, and Seller shall not be obligated to pay, any claim for demurrage of less than one thousand five hundred U.S. Dollars (U.S.$1,500). The right of Buyer to demurrage pursuant to this Article 5.5 shall constitute Buyer’s exclusive remedy with respect to any failure of Seller to complete the loading of any vessel within the Allowed Laytime.

5.5.2 Buyer shall submit any claim for demurrage to Seller together with all pertinent supporting documentation within ninety (90) Days of the bill of lading date. The claim shall be submitted in the same manner as notices are required to be sent pursuant to Article 21, and shall consist of the following information and supporting documentation:

(a) Buyer’s calculations of demurrage and the amount claimed in U.S. Dollars;

(b) copies of the notices of ETA as stipulated in the Agreement and as advised by the vessel directly to Seller or by the vessel agent based upon vessel instructions to the agent;

(c) copies of the NORs at the Loading Port(s);

(d) copies of the statement of facts/time log of the port agent, the terminal representative attending the vessel at the Loading Port, or the inspection company;

(e) copies of all letters of protest issued by or to the master of the vessel;

(f) if the vessel was voyage-chartered by Buyer, a copy of the fixture recap of the broker’s fixture advice which reflects the demurrage rate, and a copy of the vessel owner’s demurrage invoice; and

(g) if the vessel was owned or time-chartered by the Buyer, a copy of the demurrage assessment obtained pursuant to Article 5.5.1.

Seller shall not be liable to Buyer in respect of (and Buyer shall be deemed to have waived) any claim for demurrage which is not made in accordance with this Article 5.5.2 within ninety (90) Days after the bill of lading date.

5.6	Buyer’s Liability for Delay and Damage.

5.6.1 Buyer shall pay Seller its actual costs, expenses or damages (including demurrage charges payable to third parties) incurred for each hour or part thereof that loading is delayed due to any of the reasons specified in (a) through (j) of Article 5.4.

5.6.2 Each vessel shall clear berth as soon as loading is completed and the delivery hoses are disconnected. Buyer shall pay Seller its actual costs, expenses or damages (including demurrage charges payable to third parties) incurred for each hour or part thereof in excess of two (2) hours that the vessel remains in berth subsequent to completion of loading and disconnection of the delivery hoses. Notwithstanding the foregoing, Buyer shall not be liable for the costs set forth above for all time in excess of four (4) hours after hoses have been disconnected, if (a) the reason for Buyer’s vessel not vacating the berth is Seller’s failure to deliver Cargo documents to Buyer’s vessel within such four (4) hour time period, or (b) such delay is the result of a Force Majeure event at the Loading Port or the berthing facilities. Notwithstanding the foregoing and the provisions of Article 12, if such delay is a result of the circumstances set forth in Article 5.4(l), then Buyer shall be liable for one-half of the expenses described above.

5.6.3 In the event that for any reason Buyer’s vessel causes damage to any facilities at the Loading Point and Seller is not timely compensated by the vessel causing the damage, then (a) Buyer shall reimburse Seller for the full cost of repair or replacement of such facilities without taking into account the depreciated value of such facilities; (b) any delay in loading the vessel as a result of such damage shall not be counted as used laytime or time on demurrage for such vessel, and (c) Buyer shall pay Seller its actual costs, expenses or damages (including demurrage charges to third parties) incurred for each hour or part thereof that any Loading Point may not be used as a result of such damage. Should any such damage occur, Buyer shall post such security for the payments provided in the preceding sentence as Seller may request; it being understood that Seller may detain the vessel at the Loading Port until such security shall have been posted.

ARTICLE 6.

QUANTITY MEASUREMENTS

6.1	Determination of Quantity.

The volume of each loading of Oil shall be determined by an independent inspector selected as provided in Article 4.1.3, whose fees shall be shared equally by the Parties. Measuring and gauging shall be performed in accordance with one of the following measurement systems in decreasing order of preference, depending on the operational conditions prevailing at the Loading Port involved. Seller and Buyer or their respective representatives may witness the taking of the measurements.

(a) Flow meters installed on loading lines: Such meter measurements shall be taken immediately before, during and after loading. When measurements are made with positive displacement meters, the meters and associated measurement testers will be installed, maintained and calibrated according to the latest revision of API-Manual of Petroleum Measurement Standards (“API-MPMS”), Chapter 6.5, “Metering Systems for Loading and Unloading Marine Bulk Carriers”; Chapter 4.2, “Conventional Pipe Provers”; Chapter 4.8, “Operation of Proving Systems”; Chapter 7, “Temperature Determination”; and Chapter 5.2, “Measurement of Liquid Hydrocarbons by Displacement Meters”. If turbine meters are used, gauging will follow the latest revision of API-MPMS, Chapter 5.3, “Measurement of Liquid Hydrocarbons by Turbine Meters”, for the meters and measurement testers. Calculation of metered quantity shall follow API-MPMS, Chapter 12.2, “Calculation of Liquid Petroleum Quantities measured by Turbine or Displacement Meters”.

(b) Shore tanks: Seller shall calibrate, or cause to be calibrated, the shore tanks on a periodic basis according to the latest revision of API-MPMS, Chapter 2. The measurement of tank contents shall be performed according to the latest revisions of API-MPMS, Chapter 3, “Tank Gauging”, and Chapter 7, “Temperature Determination”. The independent inspector shall ensure that all equipment used in the performance of this work is calibrated and in good working order. Volume calculations shall follow the latest revision of API-MPMS, Chapter 12.1, “Calculation of Static Petroleum Quantities”, Part 1, “Upright Cylindrical Tanks and Marine Vessels”. In the absence of methods contained in Article 6.1(a) or (b), discharge flow meters, or static shore tank measurements shall be utilized to measure the quantity of the Cargo. If neither of these methods are available, the quantity of the Cargo shall be determined by utilizing the methodology for “Volume Measured on Board” specified below in Article 6.1(c).

(c) Volume measured on board: Volume measurements on board the vessel shall be made in accordance with the latest edition of the API-MPMS, Chapter 17, “Marine Measurement” and its subparts. The onboard quantity (including free water) measured prior to loading shall be deducted from the total observed volume measured after loading. Volume corrections in respect of temperature shall then be effected at 60°F (equivalent to 15.56°C) in accordance with the latest revision of ASTM D1250-80 or API-MPMS, Chapter 11.1, “Volume Correction Factors” at Seller’s choice, thereby arriving at the gross standard volume. Such gross standard volume shall then be further corrected by dividing it by the current vessel experience factor, determined in accordance with the latest revision of API-MPMS,

Chapter 17.9, “Vessel Experience Factors”. S & W, determined in the manner provided in Article 7.2, together with any increase in free water shall then be deducted from the volume determined above in order to arrive at the volume for purposes of the bill of lading and the invoice.

6.2	Volume Corrections for Temperature.

Except in the case that quantity measurements are made pursuant to the provisions of Article 6.1(c), in which case temperature corrections shall be made in the manner and at the time specified in that Article, temperature readings shall be taken in accordance with the methods listed below in decreasing order of preference, depending on operational conditions prevailing at the Loading Port involved: (a) the flow-weighted average temperature taken at regular times during loading by Seller or its agents at flow meters; and (b) the temperature taken in shore tanks by Seller or its agent. Temperature corrections at 60°F (equivalent to 15.56°C) will then be effected for all volume determinations in accordance with ASTM-1250 or API-MPMS, Chapter 11.1, at Seller’s choice, provided that temperature corrections shall not be made in the case that volume is determined by way of flow meters pursuant to Article 6.1(a) and temperature compensators at 60° F (equivalent to 15.56° C) are integrated into the meter system. S & W, determined in the manner provided in Article 7.1(a), (b) or (c), as the case may be, and Article 7.2, shall be deducted from the volume corrected for temperature as provided above in order to arrive at the volume for purposes of the bill of lading and invoice.

6.3	Conclusiveness of Measurements.

Quantity and temperature measurements witnessed by the independent inspector as provided in this Article 6 shall be final and binding on the Parties, except in the case of manifest error or fraud. In any event, without prejudice to the right of either Party to pursue a claim in accordance with Article 11, the determination of the independent inspector shall govern for purposes of the quantity stated in the bill of lading and the obligation of Buyer to make payment in accordance with the provisions of Article 10.

ARTICLE 7.

QUALITY

7.1	Determination of Quality.

Sampling for quality of the Oil loaded in each shipment shall be witnessed by the independent inspector in accordance with the latest revision of API-MPMS, Chapter 8.2, “Standard Practice for Automatic Sampling of Liquid Petroleum and Petroleum Products”, or ASTM D-4177, at Seller’s choice, where Oil is measured by flow metering, and API-MPMS, Chapter 8.1, “Standard Practice for Manual Sampling of Petroleum and Petroleum Products”, or ASTM D-4057, at Seller’s choice, where Oil is measured by tank gauging. When the Oil is sampled at a tank, samples shall be taken and analyzed of the material in pipelines from the tank to the dock loading arms. Buyer and Seller or their representatives may witness the taking and testing of samples. Quality shall be determined by using the methods listed below in decreasing order of preference, depending on the operational conditions prevailing at the Loading Port involved: (a) from samples drawn from automatic samplers installed in the loading lines of each tank; (b) from samples drawn from the isolated storage shore tanks delivering the Oil; or (c) from a composite sample obtained in proportional parts from the vessel’s tanks. In all cases, equal quantities of Oil from each tank shall be drawn and mixed and equally filled in seven (7) containers of one Gallon each and finally sealed. Three (3) of such sealed containers shall be delivered to the local office of the Ministry at the Loading Port (or to the address notified by the Ministry), one shall be handed over to the master of the vessel and one (1) to the independent inspector, and two (2) shall be kept by Seller for ninety (90) Days after the date of the bill of lading.

7.2	Analvsis of Samples.

The independent inspector shall witness quality tests for sulfur, salt and Reid vapor pressure on the samples according to the latest revision of ASTM or API-MPMS procedures, at Seller’s choice. Gravity tests on all Oil shall be made in accordance with the latest revision of API-MPMS, Chapter 9.1, or ASTM D1298-80, at Seller’s choice. S & W shall be established in each case pursuant to the latest revision of ASTM D-4007 or API Chapter 10-3, at Seller’s choice, in tests witnessed by the independent inspector; it being understood that if the Oil is reconstituted crude oil, deduction for S & W shall be made only to the crude oil component of such Oil. Quality tests conducted in accordance with the above provisions shall be final and binding upon the Parties for invoicing purposes, but without prejudice to the right of either Party to pursue a claim.

7.3	NO WARRANTIES.

SELLER MAKES NO WARRANTIES REGARDING OIL AND DOES NOT GUARANTEE OR WARRANT THE SUITABILITY OF OIL FOR ANY PURPOSE WHATSOEVER EXCEPT THAT SELLER WARRANTS THAT (A) EACH GRADE OF OIL SOLD AND DELIVERED UNDER THE AGREEMENT SHALL MEET THE DEFINITION AND TYPICAL SPECIFICATIONS OF EACH GRADE OF OIL AS SET FORTH IN THE PARTICULAR CONDITIONS OF SALE AND SHALL BE TYPICAL OF OIL SOLD AND DELIVERED TO SELLER’S OTHER EXPORT CUSTOMERS, AND (B) SELLER HAS GOOD AND MARKETABLE TITLE TO ALL OIL SOLD TO BUYER UNDER THE AGREEMENT. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE, BUYER HEREBY RELEASES SELLER FROM ANY AND ALL WARRANTIES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8.

PASSAGE OF TITLE; DELIVERY

8.1	Passage of Title.

Delivery of the Oil shall be made in bulk to Buyer FOB the applicable Loading Port to vessels to be provided by Buyer. Delivery shall be deemed completed when the Oil passes the permanent flange connection of the delivery hose at the Loading Port. At that point, Seller’s responsibility with respect to the Oil shall cease, and title to and all risk of loss of or damage to, and deterioration or evaporation of, the Oil so delivered shall pass to, and be assumed by, Buyer. Any loss of or damage to Oil or any property of Seller or of any other person during loading which is in any way attributable to the vessel or its officers or crew shall be borne by Buyer.

8.2	Port and Loading Expenses.

All expenses ashore pertaining to the pumping of the Oil from shore tanks to vessels shall be borne by Seller, including, but not limited to, wharfage, dockage and quay dues (if any) at the Loading Port. Seller shall pay all export taxes imposed by the government (or any political subdivision or taxing authority thereof) having jurisdiction over the Loading Port from which the Oil is deemed to have been exported. All other expenses pertaining to the loading of any vessel, including, without limitation, all vessel agency fees, anchorage, tonnage, towage, pilotage, customs, consular, entrance, clearance and quarantine fees, port dues and all charges and expenses relating to berthing and unberthing of vessels, shall be borne by Buyer.

8.3	Loading Port Regulations.

All laws, rules and regulations now or hereafter in existence relating to operations at the Loading Ports shall apply to all vessels provided by Buyer, including, without limitation, any regulations relating to (a) the prevention and control of fires and water pollution and (b) lead-free and segregated or clean ballast. Buyer shall reimburse Seller or its agent for any expenses they may incur as a result of the noncompliance by any such vessel with any such applicable law, rule or regulation, including, without limitation, any expenses incurred by Seller or its agent in connection with the extinguishing of fires, the repair of damage caused thereby, the cleaning-up of water pollution and the payment of any charges assessed by the government (or any political subdivision or agency thereof) having jurisdiction over the Loading Port in question.

8.4	Buyer’s Knowledge of Loading Port Facilities; Standard Procedures.

8.4.1 Buyer hereby acknowledges that it is fully familiar with the facilities and conditions at the Loading Ports, including the loading conditions and procedures and the facilities for the storage and delivery of the Oil. The facilities and conditions at the Loading Ports may be changed at any time. Buyer also acknowledges that standard procedures in effect at the Loading Ports from time to time relating, inter alia, to quality and quantity measurements, safety in loading, and inspection of vessel tanks, shall supplement (but not conflict with) the procedures specified herein. Seller shall supply Buyer with a copy of such procedures upon Buyer’s request.

8.4.2 Seller makes no representations, express or implied, concerning navigational conditions in public channels or waterways to be utilized by the vessel in order to reach or depart the Loading Point which may require the exercise of special precautions or safety measures; it being understood that the operator of the vessel shall be responsible for making a thorough check of any navigational conditions as are likely to exist at the approaches of the Loading Port about the time of its arrival so as to prevent and avoid any hazards or controllable risks.

8.5	Hazardous Warning Responsibility.

Seller shall provide Buyer with a Material Safety Data Sheet for each type of Oil sold hereunder. Buyer acknowledges that there may be hazards associated with the loading, unloading, transporting, handling or use of the Oil sold hereunder, which may require that warnings be communicated to or other precautionary action taken with all persons handling, coming into contact with, or in any way concerned with the Oil sold hereunder. Buyer assumes as to its employees, independent contractors and any subsequent purchaser of the Oil sold hereunder all responsibility for all such necessary warnings or other precautionary measures relating to hazards to person and property associated with such Oil. Buyer, at its own expense, shall defend, indemnify and hold harmless Seller and its parents, subsidiaries and affiliates and its and their respective agents, officers, directors, employees, representatives, successors and assigns from and against any and all liabilities; losses; damages; demands; claims; penalties; fines; actions; suits; legal, administrative or arbitration proceedings; judgments, orders, directives, injunctions, decrees or awards of any jurisdictions; costs and expenses (including, but not limited to, attorneys’ fees, expert witness fees, and related litigation costs) arising out of or in any manner related to Buyer’s failure to provide necessary warnings or other precautionary measures in connection with the Oil sold hereunder as provided above.

ARTICLE 9.

NO SET-OFF

Without prejudice to Buyer’s right subsequently to assert claims it may have under the Agreement by notices pursuant to Article 11 or in arbitration proceedings pursuant to Article 13, all payments required to be made by Buyer under the Agreement shall be made punctually and without set-off or deduction whatsoever for any claims which Buyer or any other party may now have or hereafter acquire against Seller. Without limiting the foregoing, Buyer shall not be entitled to reduce or delay payment of the amount invoiced by Seller for any Oil on the basis that a dispute exists as to the quality or quantity of Oil recorded as having been delivered on the applicable certificate.

ARTICLE 10.

PAYMENT TERMS

10.1	Currency, Time and Place of Payment; Overdue Payments.

Buyer shall make all payments required to be made by it under the Agreement in immediately available U.S. Dollars, without any discount or deduction whatsoever, by wire transfer to such account at such bank as may be designated by Seller from time to time. Payments in respect of Oil sold and delivered shall be made within thirty (30) Days of the date of the bill of lading therefor (bill of lading date excluded) specified in the Particular Conditions of Sale. All other payments to Seller shall be made five (5) Days after presentation by Seller of a written demand setting forth the provisions of the Agreement giving rise to the payment obligation, the nature of such obligation, and the amount thereof. If any payment hereunder is due on a Day which is not a Banking Day, such payment shall be due on the immediately preceding Banking Day. In the event that Buyer fails to make any payment when due, then, to the extent permitted by applicable law and without prejudice to the application of any other provision hereof or to any other remedy provided to Seller under the Agreement or otherwise (including, without limitation, Articles 10.4 and 10.5 ), interest shall accrue daily on the amount of the overdue payment, commencing on the date such payment was due, at a rate per annum equal to three percent (3%) above the prime rate in effect from time to time as announced by Citibank, N.A. at its principal office in New York, New York, United States; it being understood and agreed that each change in the prime rate shall take effect on the Day on which such change is announced by Citibank, N.A. Interest shall be computed for the actual number of Days elapsed on the basis of a year consisting of three hundred sixty (360) Days, payable on demand.

10.2	Contents of Invoices; Other Substantiating Documentation.

Each invoice shall set forth at least the following information: (a) the date(s) of delivery in respect of which the invoice is rendered; (b) the Loading Point(s) for such delivery; (c) the volume of the delivery stated in Barrels; and (d) the purchase price for each type of Oil comprising the delivery, and the terms of payment. Upon request, each Party shall furnish to the other Party all available such substantiating documents incident to the delivery, including a satisfactory source document for each volume delivered during any Month. The source documents shall state at least the type and quality of Oil delivered and method of measurement, the corrected API gravity, temperature, and S & W content.

10.3	Payment Expenses.

Buyer shall bear all expenses and bank charges in connection with any payments made to Seller under the Agreement, including, without limitation, any costs of establishing and obtaining confirmation of a Letter of Credit referred to in Article 10.4.

10.4	Security for Payment.

Without prejudice and in addition to any of Seller’s rights under Article 16 of these General Terms or otherwise, if at any time (a) Buyer fails to make any payment required to be made by it contemplated by the Agreement when and as the same shall become due and payable; (b) any guarantor of Buyer’s obligations under the Agreement fails to make any payment required to be made by it under the guaranty when and as the same shall become due and payable; (c) Buyer defaults in any of its material obligations hereunder and under the Agreement; (d) any guarantor of Buyer’s obligations under the Agreement defaults in any of its material obligations under the guaranty; (e) in Seller’s judgment, the financial condition of Buyer or any guarantor of Buyer’s obligations under the Agreement warrants a change in credit terms, or (f) the amount payable by Buyer exceeds the credit limits established by Seller, then Seller shall have the right to require Buyer to make all payments required under the Agreement (whether due in respect of the purchase of Oil or otherwise) in advance in immediately available funds or, at Buyer’s option, by posting of an irrevocable documentary or standby letter of credit (“Letter of Credit”). The amount of the advance payment or Letter of Credit shall be equal to Seller’s estimate of the value of Oil for which the advance payment or a Letter of Credit is provided (which may be, at Seller’s discretion, for a particular shipment or for some or all shipments in a Month, plus ten percent (10%)), and such other outstanding obligations owed by Buyer to Seller as Seller shall determine, and paid or posted not later than seven (7) Business Days prior to the first Day of the Agreed Loading Range. Any such Letter of Credit shall be opened or confirmed by a first-class international bank satisfactory to Seller and shall be otherwise satisfactory in form and substance to Seller. In addition to the foregoing, if Seller, at any time, has reasonable grounds to believe that Buyer will not be able to perform its obligations under the Agreement, Seller shall have the right to demand reasonable assurances of performance from Buyer. If such assurances are not reasonably satisfactory to Seller, Seller, in addition to any other rights or remedies that it may have, shall have the right to suspend performance of the Agreement or cancel the Agreement.

10.5	Suspension of Deliveries.

Without prejudice and in addition to any of Seller’s rights under Article 16 or otherwise, if (a) Buyer fails to make any payment required to be made by it hereunder or under the Agreement when and as the same shall become due and payable, or to make an advance payment or post a Letter of Credit as required in accordance with Article 10.4; or (b) any guarantor of Buyer’s obligations under the Agreement fails to make any payment required to be made by it under the guaranty when and as the same shall become due and payable, then Seller shall have the right at its sole discretion to suspend further deliveries of Oil until Buyer makes the required payment, together with any accrued interest thereon, or posts a Letter of Credit as required by Seller in accordance with Article 10.4.

ARTICLE 11.

CLAIMS

11.1	Notice of Claims.

Any claim which Buyer may have arising out of or relating to the Agreement must be notified to Seller: (a) within ninety (90) Days after the date of the bill of lading for the shipment involved, if a claim is for demurrage (any such claim must be accompanied by the documentation required by Article 5.5.2); (b) within ninety (90) Days after the date on which the loading of any shipment is completed, if a claim relates to the quantity or quality of Oil in such shipment, or (c) within thirty (30) Days after the occurrence of the events giving rise to such claim, if a claim involves any other matter relating to the Agreement. Seller shall not be liable to Buyer in respect of, and Buyer shall be deemed to have waived, any claim which is not so notified to Seller, and Buyer shall reimburse Seller for any expenses, including attorneys’ fees, which Seller incurs in connection with the defense of any such claim.

11.2	Payment in Full.

In no event shall Buyer be entitled to reduce or postpone payment of the full Purchase Price owed in respect of any Cargo on the grounds that a dispute exists concerning the quality or quantity of Oil so delivered.

ARTICLE 12.

FORCE MAJEURE

12.1	Relief from Liability.

Neither Party to the Agreement shall be liable for demurrage, loss, damage, claims or demands of any nature arising out of delays or defaults in performance under the Agreement due to any cause reasonably beyond its control despite the due diligence of the Party affected (“Force Majeure”). Force Majeure shall be deemed to include, but not be limited to, wars, hostilities, terrorism, acts of the public enemy; sabotage, boycott, blockade, revolutions, insurrections, riots or commotions, acts of God, fires, frost or ice, earthquakes, storms, lightning, weather or sea conditions, tidal wave or perils of the sea, navigational accidents, vessel damages or breakdowns, loss of vessel due to sinking, belligerents or governmental confiscation, with or without formal requisition; accidents or closing of ports, docks, dams, channels, river-beds and other maritime or navigational aids; epidemics and quarantines: strikes or agreements among workers, lockouts or other labor disturbances; explosions or accidents caused by fire or other causes to: wells, pipelines, storage deposits, refinery facilities, machinery and other facilities; faults or omissions caused or due to: expropriation, requisition, confiscation or nationalization; embargoes; export or import restrictions, or restrictions of production, rationing or allocation of same, whether imposed by law, decree or regulation, or by insistence, request or instructions of any governmental authority, or organization owned or controlled by any government or of which such governmental authority is a member, or by any person purporting to represent a government; interference, restriction or onerous regulations, imposed by any government authority to whose jurisdiction any of the Parties is subject to, whether civil or military, legal or de facto, or which purports to act under any constitution, decree, act or otherwise.

12.2	Notice.

A Party claiming Force Majeure shall promptly notify the other Party of the occurrence of the event of Force Majeure relied upon and the expected duration thereof. The Party claiming Force Majeure shall use commercially reasonable efforts to give the other Party notice of termination of the event of Force Majeure and the date when performance is expected to resume.

12.3	Pavment for Oil Sold and Delivered.

Nothing in this Article 12 shall relieve Buyer of its obligation to pay in full for Oil sold and delivered hereunder and for all other amounts due to Seller from Buyer under the Agreement.

12.4	No Proration or Make-Up.

12.4.1 If, as a result of Force Majeure, Seller at any time does not have available a sufficient amount of Oil for export to supply the aggregate amount of Oil to be sold by it hereunder to Buyer and under such commitments as Seller may have with its other customers, Seller shall not be obligated to prorate the Oil available to it for export among its customers, including Buyer, and shall allocate such available Oil in a commercially reasonable manner determined by Seller. If an event of Force Majeure affecting Seller shall occur, Seller shall have no obligation to purchase crude oil from any party on the open market for sale to Buyer or to supply Oil to Buyer from any of Seller’s other facilities or supply other types of crude oil that are not specified in the Particular Conditions of Sale.

12.4.2 Seller shall not be obligated to make up deliveries of Oil which have been prevented by an event of Force Majeure.

12.5	No Extension of Contract; Right to Terminate.

The occurrence of an event of Force Majeure shall not operate to extend the period of the Agreement. Should any such event curtail or suspend the performance of either Party hereunder for a period in excess of sixty (60) Days, either Party shall have the right to terminate the Agreement upon notice to the other Party.

ARTICLE 13.

DISPUTE RESOLUTION; GOVERNING LAW

13.1	Settlement by Arbitration.

All disputes arising under or in connection with the Agreement shall be finally settled by arbitration under the Rules of Arbitration (“ICC Rules”) of the International Chamber of Commerce in effect at such time. The place of arbitration shall be Caracas, Venezuela and the language of the arbitration shall be English, unless otherwise stipulated in the Particular Conditions of Sale. The number of arbitrators shall be three (3), and the arbitrators shall apply the substantive law of Venezuela to the merits of the dispute. Any arbitral award relating to the performance by either Party of its obligations under the Agreement shall be (a) reasoned in accordance with Article 25.2 of the ICC Rules, (b) in writing, and (c) final and binding on all parties to the arbitration. Any arbitral award may be confirmed or embodied in any order or judgment of any court of competent jurisdiction.

13.2	Governing Law.

The Parties agree that the Agreement shall be governed by and interpreted in accordance with the laws of the Venezuela, without giving any effect to any principle of conflicts of law which would require the application of the law of another jurisdiction.

ARTICLE 14.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

(a)	it is a legal entity duly organized and validly existing under the laws of the jurisdiction of its organization;

(b)	the Agreement has been duly authorized by all necessary governance action of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms;

(c)	unless otherwise specifically agreed, Buyer is purchasing the Oil hereunder exclusively for its own use;

(d)	Buyer has not been contacted by or negotiated with any finder, broker or other intermediary for the purchase of the Oil and no such person is entitled to any compensation with respect to the Agreement or the sale of Oil hereunder; and

(e)	none of Buyer’s directors, employees or agents has given or will give any commission, fee, rebate, gift or entertainment of significant value in connection with the Agreement, it being agreed that representatives of Seller may audit the applicable records of Buyer solely for the purpose of determining whether there has been compliance with this clause (e).

ARTICLE 15.

LIMITATION OF LIABILITY

Except as expressly provided herein or in the Particular Conditions of Sale, neither Party shall be liable for any consequential, indirect, exemplary or special losses or damages of any kind arising out of or in any way connected with the performance of or failure to perform the Agreement, including, but not limited to, losses or damages resulting from shutdown of plants or inability to perform sales or any other contracts arising out of or in connection with the performance or nonperformance of the Agreement.

ARTICLE 16.

TERMINATION

16.1	Termination.

The Agreement may not be terminated except in accordance with these General Terms as well as in accordance with the terms and conditions of in the Particular Conditions of Sale.

16.2	Termination Not to Relieve Buyer of Obligations.

Notwithstanding any termination of the Agreement, Buyer shall not be relieved of any of its obligations to make any payment required of it under the Agreement.

16.3	Termination for an Insolvency Event.

Each Party acknowledges that the Agreement is a “Forward Contract” as defined in United States Bankruptcy Code (11 U.S.C. Sec. 101(25)). If a Party (the “Non-Defaulting Party”) terminates the Agreement by reason of one or more events of default of the other Party (the “Defaulting Party”), (a) the Defaulting Party shall have no right to recover damages or other compensation from the Non-Defaulting Party and (b) the Non-Defaulting Party, in addition to any rights or remedies it may have under the Agreement or otherwise, shall have the right to recover damages or other compensation from the Defaulting Party in respect of the quantities of Oil that would have been sold or purchased, as the case may be, under the Agreement in the absence of a termination.

16.4	No Gifts.

Neither Party shall, nor shall it permit its agents, representatives or personnel, to grant or offer the agents, representatives or personnel of the other, either directly or indirectly, any gifts, loans, gratifications, commissions or fees, personally benefiting said agents, representatives or personnel or any member of their families, or any company in which they hold a substantial interest, except for such small scale institutional gifts as are customary and permissible in accordance with best oil industry practices in the Western Hemisphere. If either Party shall breach this obligation, then the Agreement shall immediately terminate without prejudice to any other remedies or actions as may be prescribed by applicable law. Where either Party receives any requests from the agents, representatives or personnel of the other Party (or from third parties purporting to act on their behalf) for the granting of any gifts, loans, gratification, commissions or fees precluded by the preceding provisions of this Article 16.4, it shall promptly notify the other of such request together with such other information as may be required to investigate the relevant facts and circumstances.

16.5	Other Rights and Remedies.

The right of either Party to terminate the Agreement shall be in addition to any other rights or remedies (including, but not limited to, the right to seek damages) provided to such Party under the Agreement, applicable law or otherwise.

ARTICLE 17.

CONFIDENTIALITY

Buyer agrees that all information obtained in connection with the Agreement from Seller by any officer, director, employee, agent or other representative of Buyer shall be treated as the confidential and proprietary information of Seller, and such information shall not be disclosed without the prior written consent of Seller; provided, however, that Buyer may disclose such information, including the contents of the Agreement, (a) pursuant to governmental, judicial and regulatory requirements to which Buyer is subject if such disclosure by Buyer is judicially mandated or otherwise required by law or regulation and the failure to so disclose could subject Buyer to civil or criminal action or penalties, and (b) Buyer’s financial advisors, attorneys, accountants and potential financing sources who agree to keep such information confidential as required hereby. When such disclosure is required pursuant to a subpoena, Buyer shall use its best efforts (including, but not limited to, seeking judicial appeal of such requirement) to have the information maintained as confidential and shall disclose the minimum information necessary to satisfy such requirements. In the event that Buyer becomes legally compelled to disclose any of such information pursuant to a subpoena, Buyer shall provide Seller with notice of such event promptly upon its obtaining knowledge thereof (provided that Buyer is not otherwise prohibited by law, regulation or legal process from giving such notice) so that Seller may seek a protective order or other appropriate remedy. When information is requested pursuant to a subpoena, in the event that such protective order or other remedy is not obtained or is not otherwise available, Buyer shall furnish only that portion of such information that is legally required to be disclosed and in a manner reasonably designed to preserve its confidential nature. In the event that Buyer makes a disclosure contrary to the provisions of this Article 17, Seller shall have the right, without prejudice to any other rights or remedies it may have under the Agreement or otherwise, to obtain injunctive relief prohibiting Buyer from disclosing such confidential information, notwithstanding any monetary remedy which may be available to Seller. This obligation shall be of a continuing nature and shall not be cancelled by the expiration, suspension or termination of the Agreement.

ARTICLE 18.

COMPLIANCE WITH LAW

During the performance of this Agreement, each Party shall comply with all laws, rules, regulations, ordinances and requirements of federal, state and local governmental or regulatory bodies which are applicable to this Agreement.

ARTICLE 19.

NO THIRD PARTY BENEFICIARIES; ASSIGNMENT

Nothing in the Agreement is intended or shall be construed to confer upon or give to any person or entity any rights as a third-party beneficiary of the Agreement or any part hereof. Buyer shall not assign to any person or entity any right or interest in the Agreement or delegate to any third party any of its obligations hereunder without the consent of Seller. Buyer shall not assign to any party any right or interest in the Agreement or delegate to any party any obligation thereunder without the prior written consent of Seller. In the event of any purported assignment or delegation by Buyer in contravention of the provisions of this Article 19, Seller shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate the Agreement effective immediately upon notice to Buyer. Seller may freely assign the Agreement to any of its subsidiaries or affiliates and Seller’s collection rights under this Agreement and rights to enforce any guarantee of Buyer’s payment obligations under the Agreement to any bank or financial institution.

ARTICLE 20.

NO WAIVER; CUMULATIVE REMEDIES

Except as specifically provided in the Particular Conditions of Sale, no failure or delay on the part of either Party in exercising any right, power or remedy hereunder and no course of dealing between the Parties shall operate as a waiver by either Party of any such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without prejudice to Article 15 and except to the extent otherwise expressly provided in the Particular Conditions of Sale, all rights, powers and remedies provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law or otherwise. Except as required by the Particular Conditions of Sale, no notice or demand upon either Party in any case shall entitle such Party to any other or future notice or demand in similar or other circumstances or constitute a waiver of the right of either Party to take any other or further action in any such circumstances without further notice or demand.

ARTICLE 21.

SEVERABILITY OF PROVISIONS

21.1	Illegality, Unenforceability or Invalidity.

21.1.1 If any provision of the Agreement shall be found to be illegal, invalid or unenforceable by any court or administrative body of competent jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such illegality, prohibition, or unenforceability without invalidating the remaining provisions hereof which shall remain in force and effect, and the finding of any such illegality, prohibition, or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

21.1.2 If any provision of the Agreement is so found to be illegal, invalid or unenforceable but would be legal, valid or enforceable if some part of the provision were modified, the provision in question shall apply with such modification(s) as may be necessary to make it legal, valid and enforceable.

21.1.3 The Parties agree, in the circumstances referred to in Article 21.1.1, to negotiate in good faith to agree on a legal, valid and enforceable provision to substitute for any illegal, invalid or unenforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the illegal, invalid or unenforceable provision.

21.1.4 If the Parties are unable to reach an agreement regarding a substitute provision within a period of thirty (30) Days of the commencement of the negotiations referred to in Article 21.1.3, then either Party shall be entitled to refer the matter to arbitration under Article 13.

21.2	Conflict with Particular Conditions of Sale.

In the event of any conflict between any of the terms and conditions of these General Terms and any of the terms and conditions set forth in the Particular Conditions of Sale, the terms and conditions contained in the Particular Conditions of Sale shall prevail.

ARTICLE 22.

NOTICES

All notices and other communications given under the Agreement shall be in writing and shall be given by first class mail; internationally recognized courier service; electronic mail or facsimile transmission, and, in each case, shall be deemed effective upon receipt by the addressee as provided below:

To Seller:	PDVSA-PETRÓLEO S.A.
AVENIDA LIBERTADOR
EDIFICIO PETRÓLEOS DE VENEZUELA
TORRE OESTE PISO 7
LA CAMPIÑA
CARACAS 1060-A VENEZUELA
DIRECTOR, SUPPLY AND MARKETING
FACSIMILE:
ELECTRONIC MAIL:

or at such other address or electronic mail address as may be notified by Seller to Buyer from time to time in the manner provided in this Article 22.

To Buyer:	At the address or electronic mail address of its principal office or any office dealing with Seller with respect to the Agreement, or at any such other address or electronic mail address as may be notified by Buyer to Seller from time to time in the manner provided in this Article 22.

ARTICLE 23.

AMENDMENTS AND WAIVERS

Any amendment or modification to the Agreement must be made upon the express written agreement of both Parties, and any waiver of any provision of the Agreement by either Party must be upon the express written agreement of such Party. Notwithstanding anything herein that may be to the contrary, Seller reserves the right, without the approval or consent of Buyer, to change or modify these General Terms for reasons related to (a) health, safety and environmental matters; (b) issues relating to operations of the Loading Port, and (c) compliance with the requirements of any change in applicable law; provided, however, that in each case any such change or modification shall apply equally to all similarly situated customers of Seller.